SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Logitech International S.A.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 24, 2012

To our shareholders:

     You are cordially invited to attend Logitech’s 2012 Annual General Meeting. The meeting will be held on Wednesday, September 5, 2012 at 2:30 p.m. at the Palais De Beaulieu, Rome Room, in Lausanne, Switzerland.

     Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, information on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

     Whether or not you plan to attend the Annual General Meeting, your vote is important.

     Thank you for your continued support of Logitech.

Guerrino De Luca
Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 5, 2012
2:30 p.m. (registration starts at 1:30 p.m.)
Palais de Beaulieu – Lausanne, Switzerland

*****

AGENDA

A.	Reports

Report on Operations for the fiscal year ended March 31, 2012

B.	Proposals

	1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2012

	2.	Advisory vote on executive compensation

	3.	Appropriation of retained earnings and distribution of capital contribution reserves

		3.1	Appropriation of retained earnings

		3.2	Distribution of capital contribution reserves

	4.	Reduction of share capital by cancellation of repurchased shares

	5.	Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan

	6.	Authorization to exceed 10% holding of own share capital

	7.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2012

	8.	Decrease of the term of office for members of the Board of Directors

	9.	Elections to the Board of Directors

9.1. Re-election of Mr. Erh-Hsun Chang

9.2. Re-election of Mr. Kee-Lock Chua

9.3. Election of Mr. Didier Hirsch

	10.	Re-election of PricewaterhouseCoopers S.A. as Logitech’s auditors and ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2013

Apples, Switzerland, July 24, 2012

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2012 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be delivered to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 24, 2012.

     The enclosed Response Coupon is solicited on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Wednesday, September 5, 2012 at 2:30 p.m. at the Palais de Beaulieu, Rome Room, in Lausanne, Switzerland.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Thursday, August 30, 2012 have the right to vote. No shareholders will be entered in the Share Register between August 31, 2012 and the day following the meeting. As of June 30, 2012 there were 120,955,463 shares registered and entitled to vote out of a total of 155,960,117 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2012 and August 30, 2012.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners”, below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent to you directly by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at Rue du Sablon 2-4, 1110 Morges, Switzerland, and our principal executive office in the United States is at 7600 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +510-795-8500.

How can I obtain Logitech’s annual report and other annual reporting materials?

     A copy of our 2012 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2012 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission by Tuesday, September 11, 2012. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by August 30, 2012 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive offices in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights for those items for which you did not provide voting instructions will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, please mark Option 1 on the Response Coupon, and send the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by Friday, August 24, 2012. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of August 30, 2012, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 24, 2012. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, August 30, 2012 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

     We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:

  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.

     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 13, 2012 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 13, 2012 and August 22, 2012, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 13, 2012 votes but subsequently sells their shares before August 22, 2012, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 13, 2012 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 22, 2012 will have their votes increased or decreased to reflect their shareholdings as of August 22, 2012.

     If you acquire Logitech shares in “street name” after July 13, 2012 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before August 30, 2012 as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote on executive compensation), Proposal 3 (Appropriation of retained earnings and distribution of capital contribution reserves), Proposal 4 (Reduction of share capital by cancellation of repurchased shares), Proposal 5 (Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan), Proposal 6 (Authorization to exceed 10% holding of own share capital), Proposal 8 (Decrease of the term of office for members of the Board of Directors) and Proposal 9 (Elections to the Board of Directors). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Daylight Time) on Thursday, August 30, 2012 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How do I obtain a separate set of proxy materials or request a single set for my household in the United States?

     We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate Proxy Card.

     If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our investor relations group at +1-510-713-4220 or write to investor relations, 7600 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to investor relations.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them onto the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before the meeting date as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of US $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of US $5.00 per phone call, plus reasonable expenses. In the United States we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2012 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 5, 2012 Annual General Meeting was July 6, 2012. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2012 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2013 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2013 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 5, 2013. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2013 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 26, 2013. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2013 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2012

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2012.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2012

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2012 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2012 are contained in Logitech’s Annual Report, which was distributed to all registered shareholders with this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report forms part of this Invitation and Proxy Statement. Copies of the Annual Report, Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2012.

     PricewaterhouseCoopers S.A., as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. PricewaterhouseCoopers S.A. express their opinion that the “consolidated financial statements for the year ended March 31, 2012 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law.” They further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2012.

Proposal 2

Advisory Vote on Executive Compensation

Proposal

     The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2012.

Explanation

     At Logitech’s 2009 and 2010 Annual General Meetings, the Logitech Board of Directors voluntarily asked shareholders to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. This proposal, commonly known as a “say-on-pay” proposal, gave our shareholders the opportunity to express their views on our compensation as a whole.

     Beginning last year, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. Last year, shareholders approved a proposal to take this vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.

     This say-on-pay vote is advisory and therefore is not binding. However, the say-on-pay vote will provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.

     As discussed in the Compensation Discussion and Analysis section of Logitech’s 2012 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in the Annual Report and this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation components for employees below the executive level, compensation program risks and design, and compensation paid during fiscal year 2012 are also set out in the Compensation Report.

     While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:

"Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3

Appropriation of Retained Earnings and Distribution of Capital Contribution Reserves

3.1 Appropriation of Retained Earnings

Proposal

The Board of Directors proposes that CHF 460,919,135 (US $482,397,967 based on the exchange rate on June 30, 2012) of retained earnings be appropriated as follows:

	Year ended March 31, 2012
	(in thousands)
Retained earnings at the beginning of fiscal year 2012	CHF	507,730
Appropriation of retained earnings resolved by the 2011 Annual General Meeting - Dividend		-
Attribution from reserve for treasury shares		(51,880)
Net income for fiscal year 2012		5,069
Retained earnings at the disposal of the Annual General Meeting at the end of fiscal year 2012	CHF	460,919

Unappropriated retained earnings before allocations	CHF	460,919
Proposed allocation to other general reserves for treasury shares		(116,070)
Proposed allocation to general reserve		(9,580)
Unappropriated retained earnings to be carried forward	CHF	335,269

Other general reserves for treasury shares before allocation	CHF	217,375
Proposed allocation from unappropriated retained earnings		116,070
Other general reserves for treasury shares to be carried forward	CHF	333,445

General reserve before allocations	CHF	-
Proposed allocation from unappropriated retained earnings		9,580
General reserve to be carried forward	CHF	9,580

Reserve for treasury shares from capital contributions before allocation	CHF	116,070
Proposed allocation to free reserves from capital contributions		(116,070)
Reserve for treasury shares from capital contributions to be carried forward	CHF	-

General reserve from capital contributions before allocations	CHF	9,580
Proposed allocation to free reserves from capital contributions		(9,580)
General reserve from capital contributions to be carried forward	CHF	-

Explanation

     Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2012 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The Board of Directors proposes in Proposal 3.2 below that, in lieu of a dividend out of available earnings, the Company distributes qualifying additional paid-in capital out of its capital contribution reserves. In order to free up the capital contribution reserves required for this distribution, the Board of Directors proposes to release the reserves for treasury shares and the general reserve that had been constituted out of capital contributions reserves, to recreate such reserves from retained earnings, and to carry forward the balance of the retained earnings at the disposal of the Annual General Meeting in an amount of CHF 335,268,321.

     The Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.

     In the event of a negative vote on this proposal by shareholders, the Board of Directors will take the vote of the shareholders into consideration, withdraw Proposal 3.2 below, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this proposal or a revised proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2012.

3.2 Distribution of Capital Contribution Reserves

Proposal

     The Board of Directors proposes that the Company's capital contribution reserves be reclassified as free reserves in an amount of CHF 125,650,814 (US $131,506,142 based on the exchange rate on June 30, 2012), and that such free reserves be distributed to shareholders in an amount of approximately CHF 0.81 per share (US $0.84 per share based on the exchange rate on June 30, 2012),* up to an aggregate amount of CHF 125,650,814, as follows:

	Year ended March 31, 2012
	(in thousands)
Free reserve from capital contributions before allocations	CHF	-
Proposed allocation from reserve for treasury shares from capital contributions		116,070
Proposed allocation from general reserve from capital contributions		9,580
Proposed distribution from capital contributions		(125,650)
Free reserve from capital contributions to be carried forward	CHF	-

No distribution shall be made on shares held in treasury by the Company and its subsidiaries.

Payment is expected to be made on September [__], 2012.

This proposal shall be withdrawn if Proposal 3.1 above is not approved.

____________________

*	Calculated based on 155,960,117 shares outstanding, net of treasury shares, as of June 30, 2012. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

Explanation

     The Board of Directors is proposing that, in lieu of a dividend out of available earnings, the Company distributes qualifying additional paid-in capital out of its capital contribution reserves. This cash distribution of qualifying additional paid-in capital would be a one-time distribution based on the significant decline in the Company’s stock price during fiscal year 2012, the availability of additional paid-in capital and the opportunity to reward our shareholders for their commitment to the Company.

     Under the favorable current Swiss tax regime and contrary to dividends out of available earnings, distributions made out of qualifying additional paid-in capital are not subject to Swiss federal withholding tax.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Subject to Proposal 3.1 above having been approved, the Board of Directors recommends a vote “FOR” approval of the reclassification of the Company’s capital contribution reserves as free reserves in an amount of CHF 125,650,814 and the distribution of such free reserves to shareholders in an amount of approximately CHF 0.81 per share,* up to an aggregate amount of CHF 125,650,814.

Proposal 4

Reduction of Share Capital by Cancellation of Repurchased Shares

Proposal

     The Board of Directors proposes that 18.5 million shares repurchased under the buyback program that was authorized by the Board of Directors in September 2008, as amended in November 2011, be cancelled, that the share capital of the Company be reduced by CHF 4,625,000 from CHF 47,901,655 to CHF 43,276,655, and that the Articles of Incorporation of the Company be amended as follows:

Article 3 (Current Text):	Article 3 (New Text):

The share capital is fixed at CHF 47,901,655 (forty-seven million nine hundred one thousand six hundred fifty-five Swiss francs), entirely paid in.	The share capital is fixed at CHF 43,276,655 (forty-three million two hundred seventy-six thousand six hundred fifty-five Swiss francs), entirely paid in.

It is divided into 191,606,620 (one hundred ninety-one million six hundred six thousand six hundred twenty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.	It is divided into 173,106,620 (one hundred seventy-three million one hundred six thousand six hundred twenty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

Explanation

     In September 2008, the Board of Directors approved a share buyback program which authorizes the Company to invest up to US $250 million to purchase its own shares. In November 2011, the Company received approval from the Swiss regulatory authorities for an amendment to the September 2008 share buyback program to enable future repurchases of shares for cancellation, up to a total of 28.5 million shares.

     The Board of Directors now proposes that the shareholders approve the cancellation of 18.5 million shares repurchased under the amended September 2008 program and that the share capital set forth in Article 3 of the Company's Articles of Incorporation be reduced accordingly.

____________________

*	Calculated based on 155,960,117 shares outstanding, net of treasury shares, as of June 30, 2012. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

      In their special audit report prepared for the Annual General Meeting the auditors PricewaterhouseCoopers SA confirmed that the claims of the Company's creditors would be covered despite the proposed share capital reduction.

      The capital reduction by cancellation of shares can only be accomplished after publication of three notices to creditors in accordance with Article 733 of the Swiss Code of Obligations. If this proposal is approved, such notices to creditors will be published after the Annual General Meeting in the Swiss Official Gazette of Commerce. After the two-month waiting period required by law has lapsed, the capital reduction will be effected and entered in the Commercial Register.

Voting Requirement to Approve Proposal

      The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

      The Board of Directors recommends a vote “FOR” approval of the cancellation of 18.5 million shares, the reduction of share capital of the Company by CHF 4,625,000, and the amendment of the Articles of Incorporation of the Company accordingly.

Proposal 5

Amendment and Restatement of the 2006 Stock Incentive Plan, including an Increase to the Number of Shares
Available for Issuance under the Plan

Proposal

      The Board of Directors proposes that shareholders approve amendments to and the restatement of the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”) to authorize nine million (9,000,000) additional shares for issuance under the Plan, to improve the Company’s corporate governance practices, and to implement other best practices.

Explanation

      The Board of Directors believes a key component of the Company’s continued ability to be successful is due to its talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The Board believes the continued ability to grant equity awards is a necessary and essential recruiting and retention tool for the Company to attract and retain the high-caliber employees, officers and directors critical to the Company’s success.

      The 2006 Stock Incentive Plan is the Company’s only active employee equity plan (other than its 2012 Inducement Equity Plan, all of the authorized shares of which are subject to outstanding awards, and its Employee Stock Purchase Plans), and as of June 30, 2012 we have approximately 4.8 million shares remaining for issuance under the Plan. We estimate that this remaining pool will be exhausted before the 2014 Annual General Meeting despite the fact that, to protect shareholder interests, the Company actively manages its program to use its equity plan resources as effectively as possible.

      The Compensation Committee anticipates that the additional shares requested will enable the Company to fund the equity compensation program through the end of fiscal year 2016, accommodating anticipated grants relating to the hiring, retention and promotion of employees and providing reasonable flexibility for acquisitions. The table below sets out the shares currently available under the plan and if this proposal is approved:

Shares
(in millions)
2006 Stock Incentive Plan Share Reservation
Initial share authorized under the Plan	14.0
Additional shares authorized at 2009 Annual General Meeting	3.5
Shares awarded from June 2006 through June 30, 2012, net of cancellations	(12.7)
Additional shares requested under this proposal	9.0
Total shares available for issuance at June 30, 2012 (as if proposal approved)	13.8

     The Board is not proposing an increase to the Company’s conditional capital for Logitech’s employee equity incentive plans. Since 2000, Logitech has used shares held in treasury from its share repurchase programs to cover its issuance obligations under employee equity incentive grants, including grants made under the Plan. It expects to continue to do so.

     Logitech has granted equity incentives to employees since its very earliest days in the 1980s. The use of equity compensation in part reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence. However, it is also a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common. The Board of Directors believes that having the ability to offer equity incentives continues to be a key part of Logitech’s compensation program and the Company’s long-term success.

Material Changes to the Plan

     The following summary highlights the proposed material changes to the Plan.

  The number of shares reserved for issuance pursuant to awards granted under Plan has been increased by nine million (9,000,000) additional shares from 17.5 million shares to 26.5 million shares.

  The automatic expiration date of the Plan has been eliminated.

  The share counting provision in the Plan has been amended to provide that certain shares will be counted against the maximum number of shares reserved for issuance and will not be returned to the Plan for future awards.

  The Plan has been amended to prohibit the repricing of options or stock appreciation rights (SARs).

  The eligibility provision in the Plan has been expanded to permit consultants to participate in the Plan.

     The following summary of certain material features of the Plan is qualified in its entirety by reference to the Plan, which is attached to this proxy statement as Appendix A.

Key Terms of the Plan at a Glance

     The following is a summary of the key provisions of the Plan.

Plan Term:
The Plan, as amended and restated, will become effective on the date the shareholders approve the Plan and will continue in effect until terminated by the board of directors. The proposed amendments will apply to new awards as well as to previously granted awards that are outstanding.

Eligible Participants:
Employees, directors, and consultants of the Company, a parent, a subsidiary or an affiliate generally are eligible to receive each type of award offered under the Plan.

Only employees of the Company, a parent or a subsidiary are eligible to receive incentive stock options (ISOs) under the Plan.

Shares Available for Awards:	26.5 million shares over the term of the Plan, subject to adjustment in the event of certain changes in the capitalization of the Company.

If the amendments are approved by the shareholders, approximately 13.8 million shares will be available for the grant of new awards under the Plan (based on awards granted through June 30, 2012).

Award Types	(1) Options (2) SARs (3) Restricted Shares (4) Restricted Stock Units

Award Terms:	Options and SARs will have a term of no longer than ten years.

ISO Limits:	No more than the maximum number of shares reserved for issuance may be granted as ISOs under the Plan.

162(m) Share Limits:

Section 162(m) of the Code requires, among other things, that the maximum number of shares awarded to an individual must be approved by the shareholders in order for the awards granted under the Plan to be eligible for treatment as performance-based compensation that will not be subject to the US $1 million limitation on tax deductibility for compensation paid to certain specified executive officers.

Accordingly, the Plan limits individual awards as follows:

(1) no award of options or SARs covering more than 6 million of the Company’s shares may be granted to an individual employee in any fiscal year; and

(2) no award of Restricted Shares or Restricted Stock Units covering more than 4 million of the Company’s shares may be granted to an individual employee in any fiscal year.

Vesting:	Determined by the administrator within the limits set forth in the Plan.

Not Permitted:

(1) Granting options or SARs at a price below fair market value of the Company’s shares on the date of grant.

(2) Unless approved by the shareholders, repricing or reducing the exercise price of an underwater option or SAR, or exchanging underwater options or SARs for (i) a new option or SAR with a lower exercise price, (ii) a cash payment or (iii) any other award.

(3) Adding shares back to the number of shares available for issuance when (i) shares covered by an award are surrendered in payment of the purchase price or tax withholding of an option or settlement of an award, (ii) shares are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

Summary of the Plan

     Administration of the Plan. The Board of Directors or the Compensation Committee, which is made up entirely of independent directors (collectively referred to herein as the administrator), administers the Plan. The administrator selects the employees, consultants and directors who will receive awards, determines the number of shares covered by the awards, and, subject to the terms and limitations in the Plan, establishes the terms, conditions and other provisions of each award agreement. The administrator may interpret the Plan and establish, amend and rescind any rules relating to the Plan. The administrator may delegate to a committee of one or more officers of the Company the ability to grant awards, to the extent permitted by the Company’s corporate governing documents. The administrator also may adopt sub-plans and corresponding rules, procedures and forms of award agreement for the purposes of granting awards to participants outside the U.S. and complying with non-U.S. laws.

     Share Reserve. The maximum number of shares that we have authorized for issuance under the Plan is 26.5 million shares.

     Any award of options or SARs intended to comply with Section 162(m) of the Code is limited to an aggregate of 6 million shares per individual in a single fiscal year, and any award of restricted shares or restricted stock units intended to comply with Section 162(m) of the Code is limited to an aggregate of 4 million shares per individual in a single fiscal year.

     Any shares subject to an award that expires or terminates unexercised or before settlement, is not earned in full or is forfeited, or is settled in cash will again become available for issuance under the Plan. Any dividend equivalents credited under the Plan and paid in cash shall not be applied against the number of shares that may be issued under the Plan.

     The following shares will be counted against the maximum number of shares reserved for issuance and will not be returned to the Plan for future issuance: (i) shares covered by an award that are surrendered in payment of the purchase price or tax withholding of an option or settlement of an award, (ii) shares that are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares that are repurchased on the open market with the proceeds of the exercise of an option.

     Eligibility. Only employees of the Company, a parent or a subsidiary are eligible to receive ISOs. Employees, directors and consultants of the Company, a parent, a subsidiary or an affiliate are eligible to receive nonstatutory options, SARs, restricted shares, and restricted stock units. As of June 30, 2012, the Company had approximately 7,600 employees, eight non-employee directors and 160 consultants eligible to receive awards under the Plan. Consultants, however, may only be granted awards to the extent permitted by the Company’s corporate governing documents.

     Awards. Awards granted under the Plan may include any of the following:

     Options. An option is the right to purchase shares of the Company at a fixed exercise price for a fixed period of time. Each option is evidenced by an award agreement and is subject to the following terms and conditions:

     Number of Options. The administrator will determine the number of shares subject to an option granted to any participant.

     Exercise Price. The administrator will determine the exercise price of options granted under the Plan at the time the options are granted, but the exercise price generally must be at least equal to the fair market value of a share of the Company on the date of grant. The fair market value of a share generally is determined with reference to the closing sale price for a share of the Company on the day the option is granted on either the SIX Swiss Exchange (for options denominated in Swiss francs) or the NASDAQ Global Select Market (for options denominated in U.S. dollars). The fair market value on the date of grant also may be determined based on an average of trading prices in a period before or after the date of grant. As of June 30, 2012, the closing price of a share of the Company was CHF 10.22 on the SIX Swiss Exchange and US $10.67 on the NASDAQ Global Select Market.

     Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of outstanding options under certain circumstances. The means of payment for shares issued upon exercise of an option is specified in each award agreement. To the extent permitted by applicable law, the Plan permits payment to be made by cash, cash equivalents, promissory note, other shares (with some restrictions), cashless exercise, net exercise, any combination of the prior methods of payment or any other form of consideration permitted by applicable law.

     Term of Option. The term of an option will be stated in the award agreement. However, the term of an option may not exceed ten years. No option may be exercised after the expiration of its term.

     Termination of Service. After termination of service, an option holder may exercise his or her option for the period of time determined by the administrator and stated in the award agreement. If no period of time is stated in a participant’s award agreement, a participant may exercise the option within ninety days after such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement), unless such participant’s service terminates due to the participant’s death or disability, in which case the participant (or, if the participant has died, the participant’s estate, designated beneficiary or the person who acquires the right to exercise the option by bequest or inheritance) may exercise the option, to the extent the option was vested on the date of termination (or to the extent the vesting is accelerated upon the participant’s death), within one year after the date of such termination. However, unless a participant’s service is terminated for cause, if a participant is prevented from exercising an option within the applicable post-termination time period due to legal compliance issues relating to the issuance of shares, the option will remain exercisable for thirty days after the date on which the Company notifies the participant that the option is exercisable, but in any event no later than the expiration of the term of the option.

     Stock Appreciation Rights. A SAR is the right to receive the appreciation in the fair market value of shares of the Company between the grant date and the exercise date, for that number of shares of the Company with respect to which the SAR is exercised. The Company may pay the appreciation in cash, shares of the Company with equivalent value, or in some combination thereof, as determined by the administrator. Each award of SARs is evidenced by an award agreement specifying the terms and conditions of the award. The administrator determines the number of shares granted to a service provider pursuant to an award SARs. The administrator also determines the exercise price of SARs, the vesting schedule and other terms and conditions of SARs. However, the exercise price must be at least equal to the fair market value of a share of the Company on the date of grant, and the term of a SAR may not exceed ten years.

     After termination of service, a participant will be able to exercise the vested portion of his or her SAR for the period of time determined by the administrator and provided in the award agreement. If no period of time is provided in a participant’s award agreement, a participant or, in the case of participant’s death, his or her estate or beneficiary, will generally be able to exercise his or her vested SAR for (i) 90 days after his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a SAR be exercised after the expiration of its term.

     Restricted Shares. Restricted share awards are awards of shares of the Company that vest in accordance with terms and conditions established by the administrator. Each award of restricted shares is evidenced by an award agreement specifying the terms and conditions of the award. Vesting can be conditioned on continued employment, the passage of time, or performance goals. The administrator will determine the number of restricted shares granted to any participant. The administrator also determines the purchase price, if any, of restricted shares and, unless the administrator determines otherwise, unvested restricted shares typically will be subject to forfeiture upon the voluntary or involuntary termination of a participant’s service for any reason including death or disability.

     Restricted Stock Units (including Performance-Based Restricted Stock Units). Restricted stock units are awards that represent the right to receive shares of the Company or cash equal to the value of the shares, or some combination of both as determined by the administrator, if the restricted stock units vest. Restricted stock units vest in accordance with terms and conditions established by the administrator, as set forth in the applicable award agreement. Vesting can be conditioned on continued employment, the passage of time, or performance goals. Restricted stock units that are subject to performance goals are referred to as performance-based restricted stock units. No condition that is subject to performance goals may be based on performance over a period of less than one year. The award agreement may provide for forfeiture or cancellation of the restricted stock units, in whole or in part, in the event of termination of the participant’s service.

     162(m) Performance Criteria. Performance-based awards may, but need not, be based on performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria will be based on the share price appreciation (in the case of options and SARs) or on one or more of the following criteria (in the case of restricted shares and restricted stock units): brand recognition/acceptance, cash flow, cash flow return on investment, contribution to profitability, cost control, cost positions, cost of capital, customer satisfaction, development of products, earnings before interest, taxes and amortization; earnings per share, economic profit, economic value added, free cash flow, income or net income, income before income taxes, market segment share, new product innovation, operating income or net operating income, operating margin or profit margin, operating profit or net operating profit, process excellence, product cost reduction, product mix, product release schedules, product ship targets, quality, return on assets or net assets, return on capital, return on capital employed, return on equity, return on invested capital, return on operating revenue, return on sales, revenue, sales, share price performance, strategic alliances, total shareholder return, and working capital. The performance goals may differ from participant to participant and from award to award and may be used in any combination. Any performance goals may be applied to the Company as a whole, or to a business unit or a subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years. Performance goals may be measured, as applicable, in absolute terms or in relative terms (including against prior years’ results and/or against a comparison group).

     Nontransferability of Awards. Unless otherwise determined by the administrator, awards granted under the Plan are not transferable other than by will, by beneficiary designation (if such a designation is permitted by the administrator) or by the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant. If the administrator makes an award transferable, the award shall contain such additional terms and conditions as the administrator deems appropriate.

     Adjustments upon Change in Capitalization. In the event that the shares of the Company or other securities change by reason of a stock dividend, stock split, combination or reclassification of shares, extraordinary dividend of cash or assets, recapitalization, reorganization or any similar event affecting the shares of the Company or other securities, the administrator will make adjustments to the number and kind of the shares of the Company or other securities subject to the Plan, including the maximum number of shares that may be issued pursuant to the exercise of an ISO and the annual limits on the number of shares that may be granted with respect to an ISO award, or subject to awards previously granted, and the exercise or settlement price of awards previously granted, in order to reflect the change and to preclude a dilution or enlargement of benefits under an award.

     Adjustments upon Dissolution or Liquidation. Effective upon the consummation of the Company’s liquidation or dissolution, any unexercised award generally will terminate. The administrator may, in its discretion, provide that a participant will have the right to exercise all or any part of an award, including shares as to which an award would not otherwise be exercisable, prior to the consummation of such proposed action.

     Adjustments upon Merger or Change in Control. In the event the Company is a party to a merger, consolidation or reorganization, or the sale of substantially all of its assets, then each outstanding award will be subject to the applicable award agreement, which must provide for one or more of the following: the continuation, assumption, or substitution of outstanding awards; full exercisability or vesting of outstanding awards (which may be contingent on the closing of the transaction); or the cancellation of outstanding awards and the payment to the holder in cash or shares of an amount equal to the per share amount that shareholders of the Company are entitled to receive or realize in connection with the applicable transaction with respect to the number of shares subject to the applicable award (which payment may be made subject to continued vesting).

     Amendment and Termination of the Plan. The Plan will continue in effect until the Board of Directors terminates it. In addition, the Board of Directors has the authority to amend, alter, suspend or terminate the Plan, but no amendment, alteration, suspension or termination may impair the rights of any participant under an outstanding award, unless agreed otherwise between the participant and the administrator.

U.S. Federal Tax Consequences

     The U.S. federal tax rules applicable to the Plan under the Code are summarized below. This summary does not include the tax laws of any municipality or state or any country outside the United States in which a participant resides or to which he or she may be subject.

     Nonstatutory Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. The Company’s U.S. operating subsidiary is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of the shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be long-term or short-term capital gain or loss, depending on the holding period.

     Logitech Inc., the Company’s U.S. operating subsidiary, generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant subject to U.S. taxation and at the time such participant recognizes such income.

     Restricted Shares. A participant generally will not have taxable income at the time an award of restricted shares is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the restricted shares becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of restricted shares may elect to recognize income at the time he or she is granted the award (to the extent it is not vested) in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the settlement date, will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

     Logitech Inc. generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant on the date the shares are freely transferable or no longer subject to a substantial risk of forfeiture, except to the extent such deduction is limited by applicable provisions of the Code.

     Restricted Stock Units. A participant generally will not have taxable income at the time an award of restricted stock units is granted. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any non-restricted shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the settlement date, will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

     Logitech Inc. generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant on the settlement date, except to the extent such deduction is limited by applicable provisions of the Code.

     Performance-Based Compensation Under Code Section 162(m). Special rules limit the deductibility of compensation paid to certain executive officers in the United States. Under Section 162(m) of the Code, the annual compensation paid to executive officers in the U.S. may not be deductible to the extent it exceeds US $1 million. However, Logitech Inc. can preserve the deductibility of certain compensation in excess of US $1 million if the conditions of Section 162(m) of the Code are met. These conditions include shareholder approval of the Plan and setting limits on the number of awards that any individual may receive per year. The Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, which permits Logitech Inc. to continue to receive a federal income tax deduction in connection with such awards.

New Plan Benefits

     The amount and timing of awards granted under the Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

     The following table shows, for each of the individuals and groups indicated, the aggregate number of shares subject to awards that have been granted to the individuals and groups indicated below under the Plan since its inception through June 30, 2012:

Number of Shares
Underlying Awards
Name of Individual or Group	Granted
Named Executive Officers
Guerrino De Luca	220,000
Gerald P. Quindlen	1,287,000
Erik K. Bardman	218,000
Junien Labrousse	634,750
Werner Heid	372,500
L. Joseph Sullivan	365,500

Current Executive Officers as a Group (1)	803,500

Daniel Borel	27,100
Matthew Bousquette	42,100
Erh-Hsun Chang	58,100
Kee-Lock Chua	43,100
Sally Davis	57,100
Neil Hunt	28,600
Richard Laube	57,100
Monika Ribar	42,100
Current Non-Employee Directors as a Group	355,300

All Current Employees, including Officers other than Executive Officers, as a Group	9,975,560
____________________

(1)	Includes Messrs. De Luca, Bardman and Sullivan. Mr. Darrell became the Company's President on April 9, 2012 and, as of June 30, 2012, had no shares awarded under the 2006 Stock Incentive Plan.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval of the proposed amendments to and restatement of the 2006 Stock Incentive Plan, including the increase by nine million (9,000,000) shares to the number of shares available for issuance under the Plan.

Proposal 6

Authorization to Exceed 10% Holding of Own Share Capital

Proposal

     The Board of Directors proposes that shareholders authorize the Company to hold more than 10 percent of its own shares.

Explanation

     Under Swiss corporate law, shares that are repurchased are not automatically cancelled, but instead are held in the Company’s treasury pending either shareholder approval of their cancellation or re-use by the Company to cover issuance obligations, subject to certain time limits and procedures. Members of the Board of Directors may be exposed to personal liability under Swiss law for harm to the company as a result of it holding more than 10 percent of its own shares. Approval of this proposal may lessen the potential personal liability of the members of the Board of Directors in such a circumstance.

     Shareholders authorized the Company to hold more than 10 percent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased with a view to being cancelled at the 2012 and/or 2013 Annual General Meeting of the Company. Since the November 11, 2011 approval by the Swiss Takeover Board and the SIX Swiss Exchange, the Company has been making repurchases under its stock repurchase program through a “second trading line” that permits the Company to comply with its obligations under the Swiss tax laws in connection with repurchasing shares above the 10 percent threshold.

     As of June 30, 2012, Logitech held approximately 18.6 percent of its own shares in its treasury and, under share repurchase plans authorized by the Board of Directors, the Company may acquire up to approximately US $4.4 million of additional shares. Even after taking into account the share cancellation in Proposal 4, if approved by shareholders, and holding all other factors constant as of June 30, 2012, the Company will continue to hold at least [__] percent of its own shares in treasury. If the Company continues repurchases under its stock repurchase program, it may again accumulate shares in treasury approaching or exceeding 10 percent of its issued capital.

     In order to provide the Company with continued flexibility in the management of its capital, the Board of Directors seeks authorization to cause the Company to hold more than 10 percent of its own shares, to the extent that the shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled. In the event of a negative vote on this proposal by shareholders, the Board of Directors will cause the Company not to exceed a 10 percent holding of its own shares.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the following resolution:

"The Company shall be authorized to hold more than 10 per cent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled on the occasion of a reduction of share capital, to be proposed to the Annual General Meeting of the Company in 2013 and/or 2014."

Proposal 7

Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year
2012

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2012.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2012 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2012 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2012.

Proposal 8

Decrease of the Term of Office for Members of the Board of Directors

Proposal

     The Board of Directors proposes that the term of office for its members be decreased from three years to one year and that Article 14, Paragraph 1 of the Company’s Articles of Incorporation be amended as follows:

Article 14 (Current text):	Article 14 (New Text):

The Board of Directors of the Company shall be composed of at least three members appointed by the general meeting of shareholders for a term of three years and who shall be indefinitely re-eligible.	The Board of Directors of the Company shall be composed of at least three members appointed by the general meeting of shareholders for a term of one year and who shall be indefinitely re-eligible.

Explanation

The purpose of this proposal is having all the directors of the Company re-elected every year in order to lead to more flexibility in the choice and the composition of the Board of Directors. The proposed Article 14, Paragraph 1 of the Company’s Articles of Incorporation provides the legal framework for this. The members of the board of directors who were elected during the past two years for the term of three years will remain in office until the expiry of their three-year term. If this Proposal 8 is accepted, this change will be applicable as of the 2012 Annual General Meeting; it will, in particular, be applicable to the elections under Proposal 9.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the decrease of the term of office for members of the Board of Directors from three years to one year, and the related amendment of Article 14, Paragraph 1 of the Company’s Articles of Incorporation.

Proposal 9

Elections to the Board of Directors

     Our Board of Directors is presently composed of nine members. Each director currently serves a three-year term, with the terms of the directors staggered so that not all directors are up for election in any one year. Under Proposal 8, the Board of Directors proposes a reduction of the term of office from three years to one year in the interest of flexibility.

     At the recommendation of the Nominating Committee, the Board has nominated the three individuals below to serve as directors for a one-year term if Proposal 8 is approved by shareholders and for a three-year term if Proposal 8 is not approved, beginning in each case as of the Annual General Meeting on September 5, 2012. Two of the nominees currently serve as members of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on September 5, 2012. The third nominee was identified and recommended by the Nominating Committee of the Board and approved by the Board in June 2012 as a nominee for election to the Board.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either for: (1) a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law, Board members may only be appointed by shareholders; and so if there is no substitute nominee and the individuals below are elected, the Board will consist of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

9.1 Re-election of Mr. Erh-Hsun Chang

     Proposal: The Board of Directors proposes that Mr. Erh-Hsun Chang be re-elected to the Board for a further one-year term if Proposal 8 is approved or a further three-year term if Proposal 8 is not approved.

     Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan. He is 63 years old and is a Taiwan citizen.

     Having had an extensive career in operations, manufacturing, and sales and marketing, particularly in Taiwan and China, Mr. Chang brings senior leadership, manufacturing and operations experience, and substantial expertise in doing business in Taiwan and China.

     Mr. Chang currently serves on the Audit Committee. The Board of Directors has determined that he is an independent Director.

9.2 Re-election of Mr. Kee-Lock Chua

     Proposal: The Board of Directors proposes that Mr. Kee-Lock Chua be re-elected to the Board for a further one-year term if Proposal 8 is approved or a further three-year term if Proposal 8 is not approved.

     Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore-headquartered venture capital group. Prior to joining the Vertex Group in September 2008, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures, from 2006 to 2008. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. He serves on the Boards of SHC Capital Ltd. and Yongmao Holdings Limited (where he is lead independent director), each a publicly traded company in Singapore. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California. He is 51 years old and is a Singapore citizen.

     Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former chief executive officer of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

     Mr. Chua currently serves on the Compensation Committee and the Nominating Committee of the Board. He is also the Company’s Lead Independent Director. The Board of Directors has determined that he is an independent Director.

9.3 Election of Mr. Didier Hirsch

     Proposal: The Board of Directors proposes that Mr. Didier Hirsch be elected to the Board for a one-year term if Proposal 8 is approved or a three-year term if Proposal 8 is not approved.

     Didier Hirsch is the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc., a measurement company and a technology leader in chemical analysis, life sciences, electronics and communications. He has been with Agilent since 1999, and served as its Chief Accounting Officer from November 2007 to July 2010 and interim Chief Financial Officer from April 2010 until being promoted to his current position in July 2010. Mr. Hirsch also served Agilent as its Vice President, Corporate Controllership and Tax from 2006 until July 2010, Vice President and Controller from April 2003 to October 2006, and Vice President and Treasurer from September 1999 to April 2003. Mr. Hirsch had joined Hewlett-Packard Company in 1989, and served as Director of Finance and Administration of Hewlett-Packard Europe, Middle East and Africa (EMEA) from 1996 to 1999, Director of Human Resources of Hewlett-Packard EMEA from 1998 to 1999, Director of Finance and Administration of Hewlett-Packard Asia Pacific from 1993 to 1996, and Director of Finance and Administration of Hewlett-Packard France from 1989 to 1993. Prior to Hewlett-Packard, Mr. Hirsch worked in finance positions with Valeo Inc., Gemplus S.C.A., SGS-Thomson Microelectronics, I.B.H. Holding S.A., Bendix Corporation and Ford Motor Company. He serves on the Board of International Rectifier, a New York Stock Exchange (NYSE)-listed supplier of advanced power management technology. Mr. Hirsch holds an MS degree in Computer Sciences from Toulouse University and an MS degree in Industrial Administration from Purdue University. He is 61 years old and is a French citizen.

     As chief financial officer of a leading public technology company, and with significant finance expertise developed over several decades at technology and manufacturing companies in the U.S.A., EMEA and Asia Pacific, Mr. Hirsch brings senior leadership, finance (including U.S. GAAP), technology and global experience to the Board.

     The Board of Directors has determined that Mr. Hirsch is an independent Director.

Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 10

Re-election of PricewaterhouseCoopers S.A. as Logitech’s Auditors and Ratification of the Appointment of
PricewaterhouseCoopers LLP as Logitech’s Independent Registered Public Accounting Firm for Fiscal Year
2013

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2013 be ratified.

Explanation

     PricewaterhouseCoopers S.A., or PwC S.A., upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. PwC S.A. assumed its first audit mandate for Logitech in 1988.

     The Audit Committee has also appointed PricewaterhouseCoopers LLP, or PwC LLP, the U.S. affiliate of PwC S.A., as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of PwC LLP as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of PwC LLP to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.

     Information on the fees paid by Logitech to PwC S.A. and PwC LLP, as well as further information regarding PwC S.A. and PwC LLP, is set out below under the heading “Independent Public Accountants” and “Report of the Audit Committee.”

     A member of PwC S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. and the ratification of the appointment of Pricewaterhouse Coopers LLP as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2013.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had nine members of the Board of Directors as of June 30, 2012. If all of the current directors remain on the Board and all of the nominees to the Board presented in Proposal 9 are elected, the Board will have ten members.

BOARD OF DIRECTORS INDEPENDENCE

     Each of our directors other than Daniel Borel and Guerrino De Luca qualifies as independent in accordance with the published listing requirements of NASDAQ and Swiss corporate governance best practices guidelines. The Board of Directors has determined that Erh-Hsun Chang, Kee-Lock Chua and Didier Hirsch, the director nominees standing for re-election or election at the 2012 Annual General Meeting, each qualifies as independent. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

MEMBERS OF THE BOARD OF DIRECTORS

     The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Daniel Borel 62 Years Old Director since 1988 Co-Founder and former CEO and Chairman, Logitech International S.A. Swiss national
Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises funds for the Ecole Polytechnique Fédérale de Lausanne. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland.

As a Logitech co-founder, and its former Chairman and Chief Executive Officer, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

Matthew Bousquette 53 Years Old Director since 2005 Chairman, EGI Holdings LLC U.S. national

Matthew Bousquette is the Chairman of the Board of EGI Holdings LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Inc., Teleflora and the Procter & Gamble Company. He serves on the Board of the District 181 Foundation, a foundation supporting initiatives that benefit local district students. Mr. Bousquette earned a BBA degree from the University of Michigan.

Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his current position as chairman of a consumer products company, and his prior work as a senior executive at Mattel.

Erh-Hsun Chang 63 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national

Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Having had an extensive career in operations, manufacturing, and sales and marketing, particularly in Taiwan and China, Mr. Chang brings senior leadership, manufacturing and operations experience, and substantial expertise in doing business in Taiwan and China.

Kee-Lock Chua 51 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national

Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore-headquartered venture capital group. Prior to joining the Vertex Group in September 2008, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures, from 2006 to 2008. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. He serves on the Boards of SHC Capital Ltd. and Yongmao Holdings Limited (where he is lead independent director), each a publicly traded company in Singapore. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California.

Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former chief executive officer of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

Sally Davis 58 Years Old Director since 2007 Former Chief Executive Officer, BT Wholesale British national

Sally Davis is the former Chief Executive of BT Wholesale, a division of BT Group responsible for providing telecommunications services and bandwidth to carriers and service providers globally, a position she held from 2007 until she retired in August 2011. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is also a member of the Board of the Department for Transport, part of the UK government, a member of the Board of Telenor Group, a global mobile communications services company, and a member of the Executive Board of the British Broadcasting Corporation (BBC), a British public service broadcasting company. She holds a BA degree from and is a Fellow of University College, London.

Ms. Davis’s experience as a chief executive of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

Guerrino De Luca 59 Years Old Director since 1998 Chairman of the Board of Directors and Chief Executive Officer of Logitech International S.A. Italian and U.S. national

Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008 and as Chief Executive Officer since April 2012. Mr. De Luca served as Logitech’s acting President and Chief Executive Officer from July 2011 to April 2012. Previously Mr. De Luca served as Logitech’s President and Chief Executive Officer from February 1998, when he joined the Company, to January 2008. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple Computer, Inc., a consumer electronics and computer company, from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a Laurea degree in Electronic Engineering from the University of Rome, Italy.

As Logitech’s Chairman and current and former Chief Executive Officer, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board.

Neil Hunt 50 Years Old Director since 2010 Chief Product Officer, Netflix, Inc. U.K. and U.S. national

Neil Hunt is the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest subscription service streaming movies and TV episodes over the Internet and sending DVDs by mail. He has been with Netflix since 1999, and served as its Vice President, Internet Engineering from 1999 until being promoted to his current position in 2002. From 1997 to 1999, Mr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Mr. Hunt is a member of the Board of Directors of Simply Hired, Inc., a private online job listings company. Mr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K.

Mr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with expertise in technology, product strategy, and senior leadership.

Richard Laube 56 Years Old Director since 2008 Chief Executive Officer, Nobel Biocare Holding A.G. Swiss and U.S. national

Richard Laube is the Chief Executive Officer of Nobel Biocare Holding A.G., a dental solutions company. He has held that position since April 2011. Previously, he was an Executive Vice President of Nestlé S.A., a nutrition, health and wellness company, Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board until August 2010. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Since January 2011 he has also served as an advisor to the Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds MA and BA degrees in Organizational Development and Evaluation Research from Boston University.

As chief executive of a significant public company, and a former senior executive at one of the world’s best-known consumer products companies, with significant experience in business strategy and marketing, Mr. Laube brings senior leadership, brand marketing and global experience to the Board.

Monika Ribar 52 Years Old Director since 2004 President and CEO, Panalpina Group Swiss national

Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has held that position since October 2006. Ms. Ribar has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. She also serves on the Boards of SIKA AG, a SIX Swiss Exchange-listed supplier of specialty chemical products and industrial materials, and Swiss International Air Lines Ltd., the flag carrier airline of Switzerland. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland.

Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a member of another public company board, Ms. Ribar also provides cross-board experience.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., Rue du Sablon 2-4, 1110 Morges, Switzerland, or c/o Logitech Inc., 7600 Gateway Boulevard, Newark, CA 94560, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2012 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Board Composition

     The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. Similarly, the Nominating Committee does not have a formal policy on considering diversity in identifying candidates for election or re-election to the Board of Directors. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.

     The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as: independence; understanding of and experience in technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

     Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

  Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

  Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to both major computer manufacturers and consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

  Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

  Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.

Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, including the use of paid third parties to review candidates.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders for a term of three years and is eligible for re-election until his or her seventieth birthday. Directors may not seek re-election after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with their term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age limit mentioned above.

     Although the Company’s Articles of Incorporation and Organizational Regulations do not explicitly require this, the terms of office of the directors are staggered. Consequently, all directors will not run for re-election at a single annual general meeting.

     The year of appointment and remaining term of office as of March 31, 2012 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel(1)	1988	Annual General Meeting 2013
Matthew Bousquette(1)	2005	Annual General Meeting 2014
Erh-Hsun Chang(1) (3)	2006	Annual General Meeting 2012
Kee-Lock Chua(1) (3)	2000	Annual General Meeting 2012
Sally Davis(1)	2007	Annual General Meeting 2013
Guerrino De Luca(2)	1998	Annual General Meeting 2013
Neil Hunt (1)	2010	Annual General Meeting 2013
Richard Laube(1)	2008	Annual General Meeting 2014
Monika Ribar(1)	2004	Annual General Meeting 2013
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of each of Mr. Chang and Mr. Chua expires at the 2012 Annual General Meeting, and each is being presented for re-election to the Board of Directors at that meeting.

BOARD RESPONSIBILITIES AND STRUCTURE

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of any type of investment or acquisition not included in the approved budgets;

  the approval of any expenditure of more than US $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.

     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

Board Leadership Structure

     The Board has since 1997 had a general practice that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former Chief Executive Officer of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former Chief Executive Officer as Chairman, for matters such as leadership continuity; day-to-day assistance to and oversight of the Chief Executive Officer and other executive officers; and facilitating communications and relations between the Board, the Chief Executive Officer, and other senior management.

     Mr. De Luca, the Company’s former Chief Executive Officer and current Chairman, has served in that role since January 2008. On July 27, 2011, Mr. De Luca assumed the role of acting President and Chief Executive Officer, in addition to continuing his duties as Chairman, at the request of the Board of Directors. The Board appointed Bracken Darrell as President as of April 9, 2012, and it is expected that Mr. Darrell will become the Chief Executive Officer as of January 1, 2013. The Board considers the holding of both the Chairman and Chief Executive Officer positions by Mr. De Luca as a temporary arrangement, and intends to return to its general practice of the positions being held by separate persons upon the appointment of the new Chief Executive Officer.

     The Chairman of the Board is appointed on an annual basis, at the Board meeting coinciding with the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is also appointed at the same meeting. As of June 30, 2012, the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Role of the Chairman and of the Chief Executive Officer

     The Chairman assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.

     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Lead Independent Director

     As appointed by the Board, Mr. Chua serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The Lead Independent Director generally is elected annually by the Independent Directors.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.

The Board’s Role in Risk Oversight

     One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.

     The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.

     Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

     The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.

Board Meetings

     The Chairman sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day to a day-and-a-half and all directors participate in person except in special individual circumstances. Additional meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2012.

Independent Director Sessions

     The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2012, separate sessions of the independent directors were held five times.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, and Nominating Committees and a Committee for Board Compensation to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table.

Director	Audit	Compensation	Nominating	Board Compensation
Daniel Borel
Matthew Bousquette	X	Chair
Erh-Hsun Chang	X
Kee-Lock Chua		X	X
Sally Davis	X		X
Guerrino De Luca			Chair	Chair
Neil Hunt		X
Richard Laube		X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2012 the Board met twelve times, seven of which were regularly scheduled meetings. In addition, the Audit Committee met ten times, the Compensation Committee met seven times, the Nominating Committee met two times and the Committee for Board Compensation met once. In addition to its meetings, the Board took two actions for approval by consent during fiscal year 2012. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2011 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2012 is as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Committee for Board Compensation
# of meetings held	12	10	7	2	1

Daniel Borel	9
Matthew Bousquette	11	10	7
Erh-Hsun Chang	11	9
Kee-Lock Chua	12		7	2
Sally Davis	11	10		2
Guerrino De Luca	12			2	1
Neil Hunt (1)	12		2
Richard Laube	10		7
Monika Ribar	11	10

____________________

(1)	Mr. Hunt joined the Compensation Committee as of the Annual General Meeting on September 7, 2011, and attended both of the Compensation Committee meetings that were held after that date. Prior to joining the Compensation Committee, he attended two of the Committee meetings as an observer.

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data;

  reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     The Audit Committee currently consists of Ms. Ribar, Chairperson, Mr. Bousquette, Mr. Chang and Ms. Davis. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NASDAQ Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Ribar and Mr. Bousquette are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met ten times in fiscal year 2012. Five meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two to four hours, and five were held by telephone, for approximately an hour. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller or Acting Corporate Controller, Vice President of Internal Audit and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s independent auditors, PricewaterhouseCoopers, also attended each meeting except one. Other members of management also participated in certain meetings. Five meetings also included separate sessions with representatives of the independent auditors and with the Chief Financial Officer, and four meetings included a separate session with the Vice President of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     The Compensation Committee currently consists of Mr. Bousquette, Chairman, Mr. Chua, Mr. Hunt and Mr. Laube. Mr. Hunt joined the Committee as of the Annual General Meeting on September 7, 2011. The Board of Directors has determined that each member of the Committee meets the independence requirements of the NASDAQ Stock Market listing standards.

     The Compensation Committee met seven times in fiscal year 2012. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources and the Senior Director of Worldwide Compensation & Benefits attended each meeting, and the Committee’s independent advisor from Radford Consulting attended one meeting. The Company’s Associate General Counsel also attended one meeting. Five meetings were held in person and two by teleconference and each meeting lasted for one to two hours. In addition to its meetings, the Committee took fourteen actions for approval by consent during fiscal year 2012.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

     The Committee for Board Compensation establishes the compensation of the non-executive directors. This Committee currently consists of Mr. De Luca and, prior to Mr. Quindlen’s resignation as the Company’s President and Chief Executive Officer as of July 27, 2011, consisted of Mr. De Luca and Mr. Quindlen. The Committee for Board Compensation met once in fiscal year 2012. The meeting was held in person and lasted approximately one hour. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources and the Senior Director of Worldwide Compensation & Benefits attended the meeting.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:

  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.

     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

     The Nominating Committee currently consists of Mr. De Luca, Chairman, Mr. Chua and Ms. Davis. Mr. De Luca is not an independent director under applicable NASDAQ rules. The Board of Directors has determined that Mr. Chua and Ms. Davis meet the independence requirements of the NASDAQ Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met twice in fiscal year 2012. One of the meetings was held in person and the other by teleconference, and each meeting lasted approximately one hour.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
Rue du Sablon 2-4
1110 Morges, Switzerland

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2012

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2012 by:

  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2012;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and current executive officers as a group.
Beneficial Owner (1)	Number of Shares Owned (2)	Shares that May be Acquired Within 60 Days (3)	Total Beneficial Ownership	Total as a Percentage of Shares Outstanding (4)
5% Shareholders:
Capital Research Global Investors (5)	16,410,000	-	16,410,000	10.5%
Morgan Stanley, The Corporation Trust Company (6)	12,654,812	-	12,654,812	8.1%
FMR LLC (7)	11,532,789	-	11,532,789	7.4%
Daniel Borel (8)	11,368,313	-	11,368,313	7.3%

Directors, not including the Chairman or the Chief Executive Officer:
Daniel Borel (8)	11,368,313	-	11,368,313	7.3%
Matthew Bousquette	19,459	75,000	94,459	*
Erh-Hsun Chang	166,985	319,000	485,985	*
Kee-Lock Chua	28,716	55,000	83,716	*
Sally Davis	29,258	30,000	59,258	*
Neil Hunt	3,467	-	3,467	*
Richard Laube	83,869	30,000	113,869	*
Monika Ribar	17,620	95,000	112,620	*

Nominee for Director:
Didier Hirsch	-	-	-	*

Named Executive Officers:
Guerrino De Luca	164,018	946,788	1,110,806	*
Bracken Darrell (9)	-	-	-	*
Erik K. Bardman	9,148	50,000	59,148	*
Junien Labrousse	47,316	471,250	518,566	*
L. Joseph Sullivan	11,752	205,000	216,752	*
Gerald P. Quindlen	25,606	-	25,606	*
Werner Heid	24,390	153,750	178,140	*
Current Directors and Executive Officers, as a Group (12)	11,902,605	1,805,788	13,708,393	8.7%

____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., Rue du Sablon 2-4 Morges, Switzerland / 7600 Gateway Boulevard, Newark, California 94560.

(2)	To Logitech's knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.

(3)	Includes shares represented by vested, unexercised options as of June 30, 2012 and options and restricted stock units that are expected to vest within 60 days after June 30, 2012. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on 155,960,117 shares outstanding on June 30, 2012 (191,606,620 shares outstanding less 35,646,503 treasury shares outstanding).

(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012 by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), reporting ownership of Logitech's shares as of December 31, 2011, and indicating sole investment and voting power with respect to all of the shares. According to the filing, Capital Research Global Investors is deemed to be the beneficial owner of 16,410,000 shares as a result of CRMC acting as investment advisor to various investment companies. The address of the entities affiliated with CRMC is 333 South Hope Street, Los Angeles, California 90071.

(6)	On April 5, 2012, Morgan Stanley, The Corporation Trust Company notified us that as of August 2010 Morgan Stanley, The Corporation Trust Company and its subsidiaries held 12,654,812 shares. The address of Morgan Stanley/The Corporation Trust Company is 1209 Orange Street, Wilmington, Delaware 19801.

(7)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC, reporting ownership of Logitech's shares as of December 31, 2011, and indicating sole investment power with respect to 11,532,789 shares, sole voting power with respect to 907,789 shares and shared investment power with respect to none of the shares. According to the filing, FMR LLC is deemed to be the beneficial owners of 11,532,789 shares on behalf of funds managed by and clients of direct and indirect subsidiaries of FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, investment manager for U.S. mutual funds, and Fidelity Management & Trust Company, a U.S. state chartered bank which acts as a trustee or investment manager of various pension and trust accounts. The address of the entities affiliated with FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	The number of shares held by Mr. Borel includes (a) 53,000 shares held by a charitable foundation, of which Mr. Borel and other members of his family are board members and (b) 6,500 shares held by Mr. Borel's spouse. Mr. Borel filed a Schedule 13G/A with the SEC on February 29, 2012, reporting ownership of shares as of December 31, 2011, and indicating sole investment and voting power with respect to 11,308,813 shares, shared investment power with respect to 59,500 shares and shared voting power with respect to 53,000 shares.

(9)	Mr. Darrell joined the Company as President on April 9, 2012.

SHARE OWNERSHIP GUIDELINES

     Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer or President are subject to share ownership guidelines.

     Directors are required to own at least 5,000 Logitech shares under guidelines adopted by the Board in June 2006. Directors are required to achieve this ownership within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2012, each director had either satisfied these ownership guidelines or had time remaining to do so.

     The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008. These guidelines require the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 3 times his annual base salary. Officers who report to the Chief Executive Officer or President must hold a number of Logitech shares with a market value equal to 2 times annual base salary. Officers subject to the guidelines are required to achieve the guideline within three years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within 3 years, the Chief Executive Officer must hold 100% of his after-tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other Chief Executive Officer or President direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. As of June 30, 2012, eleven of the fifteen executive officers and other officers who report directly to the Chief Executive Officer or President had either satisfied these ownership guidelines or had time remaining to do so.

     To support our goal of Logitech’s executive officers holding meaningful amounts of Logitech stock, in June 2011, the Compensation Committee adopted a provision, applicable to executive officers and Chief Executive Officer or President direct reports who have not met at least 75% of their stock ownership targets within three years of being subject to the ownership requirements, to pay a portion, increasing over time, of any earned bonus under the annual incentive bonus program in Logitech shares. These shares will be subject to the holding requirements noted above. In fiscal year 2012, this provision was not used, as no bonuses were earned under the annual incentive bonus program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     NASDAQ rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors other than Mr. Borel and Mr. De Luca qualifies as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The NASDAQ independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. Since April 1, 2011, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed US $120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2012: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT AUDITORS

     Under Logitech’s Articles of Incorporation the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

     Logitech’s independent auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s auditors at the Annual General Meeting in September 2011. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.”

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2012, PwC representatives attended nine of the ten Audit Committee meetings. The Committee met separately five times with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2012 and 2011 (in thousands):

	2012	2011 (5)
Audit fees (1)	$3,057	$2,822
Audit-related fees (2)	12	17
Tax fees (3)	634	472
All other fees (4)	61	16
Total	$3,764	$3,327
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for government grant audits and database licenses.

(5)	Certain fiscal year 2011 amounts have been reclassified to conform to the fiscal year 2012 presentation.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller or Acting Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

     The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2012, with our management. In addition, The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No.114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairperson
Matthew Bousquette
Erh-Hsun Chang
Sally Davis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     We believe that all Section 16(a) filing requirements were met in fiscal year 2012, with the exceptions noted below:

  A late Form 4 report was filed for Daniel Borel on June 13, 2012 to report 26,500 shares acquired from his daughter on June 23, 2011. The shares were previously reported as being indirectly owned by Mr. Borel and the filing reports that the shares are now directly owned by Mr. Borel.

COMPENSATION REPORT 2012

INTRODUCTION

     This Compensation Report contains information on Logitech compensation philosophy and practices, the background for decisions, and the results of decisions with respect to Logitech’s named executive officers and its Board members.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations and best corporate governance practices. This Report is an integrated part of our Annual Report, Invitation and Proxy Statement for our 2012 Annual General Meeting.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

     During Fiscal Year 2012, Logitech faced multiple challenges including execution issues in our EMEA region, much lower than expected demand for Logitech Revue with Google TV, and a product portfolio that was weaker than anticipated. While we addressed these issues as we progressed through the year, they were the primary drivers of our disappointing full fiscal year performance, with sales essentially flat and major year-over-year declines in our operating income and share price.

     The following are key developments in fiscal year 2012 relating to compensation:

  Impact of Logitech’s Performance Against Expectations and Relative to Overall Market. When making compensation decisions in both fiscal year 2012 and at the start of fiscal year 2013, the Compensation Committee gave considerable weight to Logitech’s continued challenges in executing against our stated financial plans as well as Logitech’s performance relative to the overall market and our compensation peer group, as highlighted in “Compensation Elements” and other parts of this discussion below.

  Base Salary Actions. Given Logitech’s financial performance exiting fiscal year 2011, only two of our executive officers received base salary increases for fiscal year 2012 – Mr. Bardman and Mr. Sullivan. Given Logitech’s relative market performance for the whole of fiscal year 2012 and our executives’ salary position versus the market, only one executive officer, Mr. Bardman, received a base salary increase for fiscal year 2013.

  No Bonus Plan Payouts. Based on Logitech’s failure to execute against our fiscal year 2012 plan, as well as our disappointing performance relative to our overall industry, the Compensation Committee elected not to provide any payouts for executive officers under our annual cash incentive bonus plan, the Logitech Management Performance Bonus Plan, including those who were eligible to receive a payment under the Bonus Plan.

  Reduced Equity Grants. When determining the size of the annual equity grants provided in fiscal year 2012, the Compensation Committee had the expectation that our executive officers must build Logitech’s value at a rate greater than the overall market for these particular grants to deliver value in line with those of our compensation peer group companies. To reflect this, all executive officers, with the exception of our Chairman, received smaller equity grants in fiscal year 2012.

  Organizational Changes. The past 12 months have seen significant changes in our executive officer group. Mr. Quindlen, Logitech’s former President & Chief Executive Officer, resigned from Logitech effective July 27, 2011. Upon Mr. Quindlen’s departure, Mr. De Luca, Logitech’s Chairman of the Board and former Chief Executive Officer, was appointed to the role of acting President and Chief Executive Officer. In April 2012, Logitech appointed Bracken Darrell to the role of President with the expectation that he will succeed Mr. De Luca as Chief Executive Officer in January 2013. As part of our fiscal year 2013 Q1 restructuring, Mr. Heid’s role as Senior Vice President of Worldwide Sales and Marketing was eliminated and he left the Company. As part of that same restructuring, Mr. Labrousse’s roles as Executive Vice President of the Products Group and President of Logitech Europe were eliminated, he ceased to be an executive officer and he assumed the role of Senior Vice President, Consumer Computing Platform Group.

  No Vesting of Prior Performance-Based Stock Units. In fiscal year 2012, Logitech’s performance resulted in a total shareholder return, or TSR, that was below the overall market. As a result, executive officers received no shares, and therefore no actual delivered value, from the performance-based stock units, or PSUs, granted June 2009 whose two-year performance period ended in fiscal year 2012, because the minimum TSR performance threshold was not met. We believe this appropriately reflects our pay for performance philosophy and our focus on aligning our executive officers’ compensation with providing above average performance for our shareholders.

  Effective Compensation Program Design. The Compensation Committee believes the design of our executive compensation programs has and will continue to meet our goal of providing our executives with market competitive compensation packages that provide for above market rewards when Logitech outperforms our internal goals, and limited rewards when Logitech’s performance does not meet those goals. The balance we have built between fixed compensation (base salary), short-term incentives (annual incentive bonus program), and long-term incentives (equity) ensures that, while our executives received no short-term incentives in fiscal year 2012, they received market competitive base salaries, and have every opportunity to receive significant rewards from their long-term incentives if they are able to deliver above market performance in the coming years. Looking forward, we fully expect Logitech’s leadership team to drive a turnaround of the Company’s performance that will reward both our shareholders and the executives who help to deliver improved results.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in our industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     An important component of Logitech’s executive compensation philosophy is to pay executives at or near the median of other companies that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of each executive. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

EXECUTIVE COMPENSATION PRACTICES

     Logitech has employed a number of executive compensation practices that reflect its compensation philosophy:

  The majority of executive officers’ compensation is designed to be performance-based, using a variety of performance measures, including measuring Logitech’s performance against Board-established fiscal and other targets for annual incentive cash bonuses, and relative total shareholder return for performance-based equity awards.

  Logitech has claw-back provisions that apply to its annual incentive cash plan and its equity awards plans, which provide for the recovery of compensation by Logitech in the event of misconduct.

  Logitech does not maintain any payment arrangements that would be triggered solely by a “change in control” of Logitech.

  Logitech does not provide special retirement benefits designed solely for executive officers.

     In addition, Logitech has been a leader in providing our shareholders advisory votes on compensation. Beginning in 2009, Logitech voluntarily submitted its compensation philosophy, policies, and procedures to a shareholder advisory vote. Our voluntary practice is now a requirement under U.S. legislation that guarantees shareholders the ability to periodically cast advisory votes on executive compensation, and is reflected in Proposal 2 for our Annual General Meeting in September 2012. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.

     At our 2011 Annual General Meeting, shareholders demonstrated strong support for the compensation of our named executive officers voting in favor of our advisory compensation resolution. The Compensation Committee was mindful of this support for our pay-for-performance compensation philosophy in retaining our general compensation practices and setting fiscal year 2012 compensation for our executive officers.

NAMED EXECUTIVE OFFICERS

     In this Compensation Report, we refer to our “named executive officers” in many places. This term includes the following individuals:

  Guerrino De Luca, our Chief Executive Officer and Chairman.

  Erik K. Bardman, our Chief Financial Officer.

  Junien Labrousse, our Senior Vice President, Consumer Computing Platform Group.

  L. Joseph Sullivan, our Senior Vice President, Worldwide Operations.

  Two former officers who either served as Chief Executive Officer during fiscal year 2012 or were serving as an executive officer of Logitech at the end of fiscal year 2012: Gerald P. Quindlen and Werner Heid, respectively.

ELEMENTS OF COMPENSATION

     The principal components of our executive compensation programs are:

  Base salary.

  Performance-based cash compensation, in the form of annual incentive cash payments.

  Long-term equity incentive awards, which in fiscal year 2012 consisted of performance-based stock units and time-based restricted stock units.

     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described in “Other Compensation Elements – Perquisites” below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals for their current contributions to the Company Compensate individuals for their expected day-to-day service
Performance-based cash compensation
  Align executive compensation with Logitech’s annual performance goals

  Make a significant portion of the executive’s annual cash compensation variable and subject to the achievement of Board-approved, Company-oriented business goals

  Motivate and reward the executive for above-target performance

Long-term equity incentive awards
  Deliver the majority of total potential compensation via long-term equity incentives

  Align executive and shareholder interests

  Provide a direct incentive for future performance

  Support retention of the executive

Pay Mix

     In determining how we allocate an executive’s total compensation package among base salary, performance-based cash compensation and long-term equity incentives, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, the majority of our executive compensation is at-risk, including the annual performance-based cash bonus and the majority of our long-term equity incentive grants. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees.

     The charts below indicate the percentage of total compensation costs in fiscal year 2012 represented by base salary, performance-based cash compensation, and long-term equity incentive awards for our Chief Executive Officer, Guerrino De Luca, and for all other named executive officers who remained executive officers through fiscal year 2012. All underlying amounts are taken from the Summary Compensation Table on page [___].

     We design our programs to have the largest portion of potential compensation to be based on long-term performance (equity), the next largest portion based on short-term performance (annual performance bonus), and the smallest portion as regular salary. While the fiscal year 2012 pay mix does not appear to reflect this design philosophy, with executive officers receiving almost half of their annual compensation in base salary and the other half in equity, it should be noted that the executive officers received only 65% to 75% of their target compensation for the year. This reflects the impact of: (1) not meeting internal expectations (Board-approved financial targets) which resulted in 0% bonus payouts under the annual incentive program; and (2) Logitech’s stock price performance in fiscal year 2012, which resulted in fiscal year 2012 annual equity grant values that were approximately half the value of the prior year.

____________________

(1)	Includes Messrs. Bardman, Labrousse, Sullivan and Heid. Mr. Quindlen only served for a portion of fiscal year 2012.

Base salary

     Consistent with Logitech’s philosophy of tying pay to performance, we aim to deliver a relatively small percentage of our executive officers’ overall compensation in the form of base salary. Base salary is intended to recognize the executive’s current contributions to Logitech and compensate the executive for his or her expected day-to-day service. The Committee targets executive salaries to be at or near the market median for comparable positions. In fiscal year 2012, due to the annual performance bonuses not paying out, base salaries comprised approximately 40% to 60% of total compensation in fiscal year 2012 for our named executive officers. Had the Logitech Management Performance Bonus Plan for fiscal year 2012 paid in full, base salary would have represented approximately 30% of total compensation costs.

     In setting base salary levels for fiscal year 2012, the Compensation Committee considered each executive’s pay against similar roles among our compensation peer group companies, based on data provided by the Committee’s independent compensation consultant in March 2011, overall salary increase trends for executive officers, and each executive’s performance over the past year.

     In fiscal year 2012, given the disappointing conclusion to our fiscal year 2011 and the position of our executive officers’ salaries relative to the median for our compensation peer group companies, we provided salary increases to only two of our executive officers. Mr. Sullivan, whose compensation was at market median for his role, received an increase of 3%, which was the average increase for our compensation peer group. Mr. Bardman, whose salary was below the market median for his position, received a slightly larger increase of 5%. In light of Logitech’s performance exiting fiscal year 2011, Mr. Quindlen, whose salary was at market median, did not receive a fiscal year 2012 salary increase. Given that the salaries for Mr. Heid and Mr. Labrousse were significantly above market median for their roles, neither received a salary increase in fiscal year 2012. Mr. De Luca’s salary was reduced by 9% at the start of the fiscal year to recognize his continued transition to a dedicated Chairman of the Board role. No adjustment was made to Mr. De Luca’s compensation upon his assumption of the duties of Chief Executive Officer after the resignation of Mr. Quindlen in July 2011. This resulted in substantially lower-than-median compensation for our Chief Executive Officer relative to our compensation peer group.

				Change 2011 to
Named Executive Officer	2012 Base Salary ($)		2011 Base Salary ($)	2012
Guerrino De Luca	500,000		550,000	-9%
Erik K. Bardman	440,000		420,000	5%
L. Joseph Sullivan	402,000		390,000	3%

Former Officers:

Gerald P. Quindlen	825,000	(1)	825,000	0%
Werner Heid	570,000		570,000	0%

				Change 2011 to
Named Executive Officer	2012 Base Salary (CHF)		2011 Base Salary (CHF)	2012
Junien Labrousse	710,000	(2)	710,000 (3)	0%
____________________

(1)	The base salary of Mr. Quindlen, our former President and Chief Executive Officer who resigned from the Company in July 2011, was annualized based on salary earned through July 2011.

(2)	Mr. Labrousse's fiscal year 2012 base salary was set in Swiss francs. The base salary in U.S. dollars was $804,135, which was based on converting from Swiss francs to U.S. dollars using an average monthly exchange rate.

(3)	Mr. Labrousse's fiscal year 2011 base salary was set by the Compensation Committee in U.S. dollars at $700,000. Mr. Labrousse subsequently relocated to Switzerland during fiscal year 2011 and his base salary was set to be equivalent at CHF 710,000 based on converting from U.S. dollars to Swiss francs using the conversion rate of 1.0111 on September 6, 2010, the date on which his relocation was announced.

     When evaluating salaries at the start of fiscal year 2013, the Committee took into consideration Logitech’s disappointing performance in fiscal year 2012 and the relative market position of our executive officers’ salaries. The Committee authorized an increase only for Mr. Bardman, as his salary was well below the median CFO salary of our compensation peer group, and the Committee viewed his contributions as important to the financial health of the Company.

     As part of Logitech’s fiscal year 2013 first quarter restructuring, Mr. Labrousse’s role of Executive Vice President of the Products Group was eliminated, and he assumed the role of Senior Vice President, Consumer Computing Platform Group. Given this role change, the Committee approved a 12% reduction to Mr. Labrousse’s annual salary from CHF 710,000 to CHF 625,000. In addition, Mr. Labrousse’s target annual bonus percentage decreased from 75% to 65% of annual salary, resulting in an annual targeted cash compensation reduction of 17%.

Performance-based cash compensation

     Logitech’s annual performance-based bonuses, under a program established under the Logitech Management Performance Bonus Plan, or Bonus Plan, compensate executives based on achievement against the key financial metrics of revenue and adjusted operating income, each of which is equally weighted. These metrics address both ‘‘top line’’ (revenue) and ‘‘bottom line’’ (adjusted operating income) corporate financial goals, both of which the Committee believes are critical to driving long-term shareholder value.

     The Bonus Plan is designed to motivate and reward executives for above-target performance. These annual performance-based bonuses represent a significant portion of each executive’s potential annual cash compensation, ranging from 40% to 50% of annual targeted cash compensation. Payout under the incentive plan is variable, based on the achievement against Logitech financial goals, and can range from 0% to 200% of the executive’s target incentive.

Named executive officer bonus targets for fiscal year 2012

     In fiscal year 2012 the Committee approved an increase to the target bonus percentage for Mr. Labrousse. This action was based on management’s request to align bonus target percentages for our senior executives reporting to the Chief Executive Officer, which raised Mr. Labrousse’s target bonus percentage from 67% to 75% of his base salary. The bonus targets as a percentage of base salary for the other named executive officers remained the same as those in fiscal year 2011. The cash bonus target percentages for fiscal year 2012 are summarized in the table below.

	2012 Annual Target	2011 Annual Target
	Bonus Percentage of	Bonus Percentage of	Change 2011 to
Named Executive Officer	Base Salary	Base Salary	2012
Guerrino De Luca	100%	100%	0%
Erik K. Bardman	75%	75%	0%
Junien Labrousse	75%	67%	12%
L. Joseph Sullivan	75%	75%	0%

Former Officers:

Gerald P. Quindlen	125%	125%	0%
Werner Heid	75%	75%	0%

     The target bonus opportunities for named executive officers in fiscal year 2012 are in aggregate at the median of our compensation peer group, based on peer group data provided by the Committee’s independent compensation consultant to the Committee in March 2011.

     No bonuses were paid to executive officers under the Bonus Plan for fiscal year 2012. The Compensation Committee paid a discretionary bonus to Mr. Bardman for fiscal year 2012, separate from the Bonus Plan, based on Mr. Bardman’s contributions during fiscal year 2012.

Performance measures for fiscal year 2012 bonus program

     In fiscal year 2012, the Bonus Plan was based on the following performance measures:

Performance Measure	Why It is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP), with adjustments for over/under performance in key strategic focus areas.

Adjusted Operating Income/ Contribution Margin	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in research & development (R&D), operations and people for future success.	GAAP, excluding one-time transaction charges related to acquisitions and divestitures.

Period Costs & Variances (PC&V)	PC&V consists of period costs that are not included in standard cost and variances regarding standard cost and actual cost. Lower PC&V results in higher gross margin and operating income.	GAAP.

Total Supply Chain Costs

Total Supply Chain costs consist of elements included in standard cost and costs that are not included in standard cost but are a part of Total Cost of Goods Sold. Efficiencies in Supply Chain increase gross margin and operating income.

GAAP, with measurement made as a % of Gross Shipments.

     For all named executive officers, the 2012 Bonus Plan goals were set equal to Logitech’s annual business plan for fiscal year 2012 as approved by the Board in July 2011, with the exception of the Operating Income and Contribution Margin goals which were based on the Board approved figures and then adjusted to reflect the Logitech Revue inventory write-off taken in the first quarter of fiscal year 2012. In addition to 50% of his bonus being tied to Logitech’s annual revenue and adjusted operating income goals, Mr. Labrousse had 50% of his bonus based on the annual performance of the Product Group; Mr. Heid had 50% of his bonus based on the annual performance of the Worldwide Sales & Marketing function; and Mr. Sullivan had 50% of his bonus based on the annual performance of the Worldwide Operations function, including the Period Costs & Variances and Total Supply Chain Costs performance measures. All other named executive officers’ bonuses were based 100% on achievement against Logitech’s revenue and adjusted operating income goals. Please see further details below under the heading “Bonus Plan performance targets and results for fiscal year 2012.”

     The minimum performance required before any bonus payment is made under the fiscal year 2012 Bonus Plan was 94% of the target performance for all revenue-based metrics, 75% to 85% of the target performance for profit-based metrics, and 80% of the target performance for the Operations metrics.

Bonus Formula

     The formula for determining the bonus awards for fiscal year 2012 was as follows:

Executive’s eligible wages	X	Executive's target bonus percentage (1)	X	Bonus Plan funding percentage (2)	=	Annual bonus award
____________________

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures, including the potential for a greater than 1-to-1 acceleration or deceleration of the funding percentage for each percentage by which actual performance exceeds or falls below target performance thresholds.

     If earned, the bonus is paid to the executive in May for the fiscal year ended March 31.

Bonus Plan performance targets and results for fiscal year 2012

     Logitech did not pay any bonuses to the named executive officers for fiscal year 2012 regardless of the Bonus Plan formula. The cash bonus awards for fiscal year 2012 were calculated solely on the formula funding results prescribed by the measures noted in the following table. This resulted in all but two Logitech executives earning 0% bonus payout under the bonus program formula. In evaluating Logitech’s overall performance against the Board-approved fiscal year 2012 financial goals, the Compensation Committee used its discretionary authority under the Bonus Plan to reduce to 0% the payouts for Mr. Labrousse and Mr. Sullivan who otherwise would have earned bonuses under the Bonus Plan formula. The performance targets, actual performance and funding percentages from the Bonus Plan in fiscal year 2012 for our named executive officers are set out in the following table:

Participant	Performance Measure	Minimum Performance Target ($s in millions)	Performance Target ($s in millions)	Maximum Performance Target ($s in millions)	Actual Achievement ($s in millions)	Performance Against Target	Funding Percentage (Per Plan)	Paid Percentage (7)
Gerald P. Quindlen	Annual Revenue (50%)	2,491.0	2,650.0	3,975.0	2,316.2	87%	0%	0%
Erik K. Bardman	Adjusted Operating Income (50%) (1)	130.6	174.1	261.2	72.0	41%	0%	0%
Guerrino De Luca						64%	0%	0%

Werner Heid	Annual Revenue (25%)	2,491.0	2,650.0	3,975.0	2,316.2	87%	0%	0%
	Adjusted Operating Income (25%) (1)	130.6	174.1	261.2	72.0	41%	0%	0%
	Sales Group Revenue (25%)	2,109.7	2,244.4	3,366.6	1,977.0	88%	0%	0%
	Sales Group Contribution Margin (25%) (2) (3)	600.1	706.0	847.2	586.3	83%	0%	0%
						75%	0%	0%

Junien Labrousse	Annual Revenue (25%)	2,491.0	2,650.0	3,975.0	2,316.2	87%	0%	0%
	Adjusted Operating Income (25%) (1)	130.6	174.1	261.2	72.0	41%	0%	0%
	Product Group Revenue (25%)	2,331.6	2,480.4	3,720.6	2,165.7	87%	0%	0%
	Product Group Contribution Margin (25%) (2) (4)	631.8	743.3	892.0	705.1	95%	80%	0%
						78%	20%	0%

L. Joseph Sullivan	Annual Revenue (25%)	2,491.0	2,650.0	3,975.0	2,316.2	87%	0%	0%
	Adjusted Operating Income (25%) (1)	130.6	174.1	261.2	72.0	41%	0%	0%
	Period Costs & Variances (25%) (5)	214.0	178.3	89.2	149.2	116%	116%	0%
	Total Supply Chain Costs (25%) (6)	8.7%	7.7%	6.7%	7.5%	102%	102%	0%
						87%	55%	0%

All named executive officers							4%	0%
____________________

(1)	Adjusted Operating Income target reflects a reduction of $34 million from the Board-approved Operating Income target resulting from the Logitech Revue inventory write-off during the fiscal year.

(2)	Contribution Margin targets for the Sales Group and the Product Group reflect a reduction of $10.8M for Logitech Revue inventory write-off charges.

(3)	Sales Group Contribution Margin consists of Net Sales less Standard Cost less Sales & Marketing Direct Operating Expense plus Capital Usage Fees.

(4)	Product Group Contribution Margin consists of Standard Margin less Product Group Cost of Goods Sold less Product Group Operating Expenses (excluding PC&V).

(5)	Period Costs & Variances consists of period costs that are not included in the standard cost and variances regarding the standard cost and the actual cost.

(6)	Total Supply Chain Costs consists of elements included in the standard cost and costs that are not included in standard cost but are a part of the Total Cost of Goods Sold.

(7)	Compensation Committee resolved that no payouts would be made under the fiscal year 2012 annual cash incentive plan, even if the funding percentage was greater than zero.

Annual performance-based cash payments

     The following table details the fiscal year 2012 and fiscal year 2011 annual performance-based cash payments for each named executive officer:

	2012 Annual	2011 Annual
	Incentive Plan Bonus	Incentive Plan Bonus		Change 2011 to
Named Executive Officer	Earned ($)	Earned ($)		2012
Guerrino De Luca	$-	$578,000		-100%
Erik K. Bardman (1)	-	331,000		-100%
Junien Labrousse	-	535,276	(2)	-100%
L. Joseph Sullivan	-	308,000		-100%

Former Officers:

Gerald P. Quindlen (3)	-	1,083,000		-100%
Werner Heid	-	415,000		-100%
____________________

(1)	Mr. Bardman received a bonus at the discretion of the Compensation Committee, outside of the Bonus Plan, of $25,000 in recognition of his contributions in fiscal year 2012.

(2)	Mr. Labrousse's fiscal year 2011 bonus was paid in Swiss francs. The amount reported above was converted to U.S. dollars at a rate of 1.0924 Swiss francs per dollar, the exchange rate as of March 31, 2011.

(3)	Mr. Quindlen did not receive a bonus under the Bonus Plan for fiscal year 2012 given his resignation from the Company in July 2011.

Long-term equity incentive awards

     During fiscal year 2012 the Compensation Committee granted our named executive officers long-term equity incentive awards in the form of performance-based stock units, or PSUs, and time-based restricted stock units, or RSUs, in order to align their incentives with the long-term interests of our shareholders, to support retention of the executives, to provide competitive total compensation packages, and to provide a direct incentive for future performance. In fiscal year 2013, the Compensation Committee granted Logitech’s new President, Mr. Darrell, a mix of stock options, RSUs, and premium-priced stock options, or PPOs. We believe this equity package, and use of the PPOs in particular, will serve to motivate and reward Mr. Darrell to lead the Company in delivering significantly higher stock value for our shareholders.

     PSUs. The majority (60%) of the value of the fiscal year 2012 equity awards were in the form of PSUs. The PSUs are “at-risk” compensation because Logitech’s relative total shareholder return performance must be at or above the minimum threshold percentile against the NASDAQ-100 Index over the performance period of three years in order for the executive to receive any shares from the PSU grant. If, at the end of the performance period, threshold performance is achieved, the number of shares in which the executive officer vests is pro-rated according to performance.

     The Compensation Committee adopted the use of PSUs for executive officers during fiscal year 2009 in part to align Logitech’s equity compensation for executives more closely with its compensation peer group, but most importantly to further align the interests of executive officers with shareholders. The PSUs are intended to:

  Link compensation to key financial metrics of growth and profitability.

  Provide vesting based on Logitech’s stock price performance relative to a benchmark (NASDAQ-100 Index).

  Require a relatively high standard for any vesting to occur, and provide an extraordinary payout if Logitech’s performance significantly exceeds that of the benchmark group.

  Support pay-for-performance philosophy and retention efforts.

  Be less dilutive to shareholders than stock options.

     The performance measure for the performance-based restricted stock units granted in fiscal years 2009 to 2012 is the relative total shareholder return, or TSR, expressed as a percentile rank, of Logitech shares against the TSR of companies included in the NASDAQ-100 Index. The Compensation Committee believes this measure is a key reflection of Logitech’s operational and financial performance, because it focuses on relative performance against other mid- to large-size technology companies.

     For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the NASDAQ-100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period (for grants made in fiscal year 2011 or later) or two-year performance period (for grants made prior to fiscal year 2011).

     In fiscal year 2012, the Compensation Committee adjusted the structure of the PSU vesting schedule based on our compensation peer group and high-technology market data provided by the Compensation Committee’s independent compensation consultant. The vesting schedule was adjusted to be more consistent with general market practice that uses a lower threshold percentile for vesting and a lower vesting multiplier for maximum performance. The TSR percentile threshold was lowered from 40th percentile to 30th percentile - with the vesting percentage remaining at 50% for achievement at this performance level. If the minimum performance threshold of a 30th percentile rank of Logitech TSR against the NASDAQ-100 Index TSR over the performance period is not met, no shares subject to the PSUs will vest. The target performance level remains unchanged at the 60th percentile, which yields a vesting percentage of 100%, and the maximum performance level remains unchanged at the 75th percentile, but the vesting percentage was reduced from 200% to 150%. For a percentile rank between the 30th and 60th percentiles, or between the 60th and 75th percentiles, the percent of shares subject to the PSU that will vest will be determined by straight-line interpolation.

     The structure of the PSUs granted in fiscal year 2012 is summarized in the table below:

PSU Grants Made On or After April 2011:	Percentage of
Percentile Rank of Logitech TSR Against NASDAQ-100	Shares that Vest
Index TSR	Under PSU
Below 30th Percentile Rank (threshold)	0%

30th Percentile Rank	50%

60th Percentile Rank (target)	100%

75th Percentile Rank and Above	150%

     RSUs. Less than half (40%) of the value of the fiscal year 2012 equity awards were granted in the form of restricted stock units. Time-based restricted stock units, or RSUs, provide for the issuance of shares at a future date upon vesting of the RSUs. RSUs issued to executive officers and other employees generally have a four-year vesting period, with the RSUs vesting in four equal annual increments. The Committee believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price. Because the value at grant of RSUs is generally greater than that of stock options, we are able to grant a smaller number of RSUs while delivering similar grant-date award value. As a result, granting RSUs helps minimize the dilutive effects of our equity awards on our shareholders and, in the Committee’s view, provides a more cost effective balance of incentive and risk than standard stock options.

     PPOs. In April 2012, the Compensation Committee made its first grant of premium-priced options, or PPOs. The Committee believes PPOs create exceptional incentives for performance and further align the interests of executives with those of shareholders because a PPO has no value until Logitech’s stock price performance has been considerably increased. Because the value at grant of PPOs is significantly lower than that of RSUs, PSUs or standard stock options, we need to grant a larger number of PPOs to deliver similar grant-date award value. As a result, granting PPOs will more rapidly deplete our stock pool, but in the Committee’s view, this will be offset by the increased incentive value and potential upside to our shareholders and to the grant recipients. PPOs were granted to Mr. Darrell as part of his new hire equity package. PPOs are stock options that have an exercise price that is set higher than Logitech’s trading price on the date of grant. In the case of Mr. Darrell, his PPO grants had exercise prices between 175% and 250% of Logitech’s stock price on date of grant. The Committee plans to use PPOs in fiscal year 2013 as part of the annual equity package provided to our executive officers to further motivate and reward the team to drive Logitech’s performance in the coming years.

Long-term equity incentive awards granted in fiscal year 2012

     During fiscal year 2012 the target value of long-term equity incentive awards granted to Logitech’s named executive officers was determined by the Compensation Committee at the beginning of the fiscal year based on our compensation peer group data provided by the Compensation Committee’s independent compensation consultant and data from the Radford Global Technology Executive Compensation survey, recommendations from the Committee’s independent compensation consultant and Logitech management with regard to grant values, anticipated compensation expense and shareholder dilution, as well as the Compensation Committee’s judgment on the relative impact of each executive officer’s position within Logitech and the performance of each executive officer.

     For fiscal year 2012, the Compensation Committee approved long-term incentive grant values for each named executive officer that were approximately 10% below the 50th percentiles of grant values for comparable executives at our compensation peer group companies. This was to reflect the Committee’s expectation that our executive officers must build Logitech’s value at a rate greater than the overall market to receive equity values in line with those of our compensation peer group companies. To earn market levels of equity, Logitech will have to outperform the market in terms of stock price appreciation. Grants were made in particular as follows:

     Grants to Mr. Quindlen. On April 11, 2011, as part of the annual executive compensation review, Mr. Quindlen received a PSU grant for 124,000 shares, assuming 100% target performance, and an RSU grant of 83,000 shares, as part of his fiscal year 2012 annual compensation as CEO. In the analysis provided by the Committee’s independent compensation consultant, this grant was slightly below market median annual equity grant values for CEOs in our compensation peer group.

     Grant to Mr. De Luca. On April 11, 2011, as part of the annual executive compensation review, Mr. De Luca received a PSU grant for 30,000 shares, assuming 100% target performance, as part of his fiscal year 2012 compensation as Chairman. Mr. De Luca did not receive any other equity incentive grants during fiscal year 2012.

     Grants to Other Named Executive Officers. The equity incentive award grants made to all Logitech named executive officers during fiscal year 2012 are set out in the Grants of Plan-Based Awards in Fiscal Year 2012 table on page [___].

     The following table illustrates grant date fair values, which is the accounting cost to Logitech, of the equity awards that each named executive officer received in fiscal year 2012 and 2011. The grant date fair values in fiscal year 2012 decreased by approximately 50% from those in fiscal year 2011 due to:

  the decrease in the number of shares subject to equity grants made to the named executive officers in fiscal year 2012 over those in 2011, for the reasons described above;

  the fiscal year 2012 change to the structure of the PSU vesting schedule to reduce the maximum vesting percentage from 200% to 150% resulted in significantly lower grant date fair values; and

  the decrease in Logitech’s stock price of approximately 30% between the grant date of the grants made in 2011 and the grants made in 2012, which impacts the grant date fair value of RSUs on a dollar-for-dollar basis, and impacts the grant date fair value of PSUs on a greater-than-dollar-for-dollar basis.

Named Executive Officer	Type of Equity Grant	2012 Shares Subject to Equity Grants (#)	2011 Shares Subject to Equity Grants (#)	Shares Subject to Equity Grants - Change 2011 to 2012	2012 Grant Date Fair Value ($) (1)	2011 Grant Date Fair Value ($) (1)	Grant Date Fair Value Change 2011 to 2012
Guerrino De Luca	PSUs	30,000	30,000	0%	392,400	835,500	-53%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		30,000	30,000	0%	392,400	835,500	-53%

Erik K. Bardman	PSUs	35,000	36,000	-3%	457,800	1,002,600	-54%
	RSUs	23,000	24,000	-4%	331,200	487,200	-32%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		58,000	60,000	-3%	789,000	1,489,800	-47%

Junien Labrousse	PSUs	35,000	36,000	-3%	457,800	1,002,600	-54%
	RSUs	23,000	24,000	-4%	332,580	487,200	-32%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		58,000	60,000	-3%	790,380	1,489,800	-47%

L. Joseph Sullivan	PSUs	25,000	27,000	-7%	327,000	751,950	-57%
	RSUs	16,000	18,000	-11%	230,400	365,400	-37%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		41,000	45,000	-9%	557,400	1,117,350	-50%

Former Officers:

Gerald P. Quindlen	PSUs	124,000	141,000	-12%	1,621,920	3,926,850	-59%
	RSUs	83,000	94,000	-12%	1,195,200	1,908,200	-37%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		207,000	235,000	-12%	2,817,120	5,835,050	-52%

Werner Heid	PSUs	35,000	36,000	-3%	457,800	1,002,600	-54%
	RSUs	23,000	24,000	-4%	331,200	487,200	-32%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		58,000	60,000	-3%	789,000	1,489,800	-47%

       ___________________________________

(1)	Grant date fair value represents the accounting cost to Logitech associated with equity awards. The actual equity award value delivered to each named executive officer may be considerably lower or higher than the grant date fair value of the award. The actual equity award value delivered depends on, in the case of performance-based awards such as PSUs, whether or not the minimum performance condition is met, and, if so, the level of performance. Actual equity award value delivered also is significantly impacted by appreciation or depreciation in Logitech's share price between the grant and vesting dates.

Determination of long-term equity incentive awards

     The Compensation Committee is responsible for approving who should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Timing of grants

     Long-term equity incentive award grants to executive officers are typically and predominantly made at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be made at an interim meeting of the Compensation Committee or by consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The timing of interim meetings or consents, if they occur, is based on the activity which generated the need for the meeting or the consent, not Logitech’s share price. In fiscal year 2012 grants were made to new hires and promoted employees, including those at the executive officer level, through regularly scheduled monthly written consents of the Compensation Committee.

BRACKEN DARRELL’S NEW HIRE PACKAGE

     In April 2012, Logitech appointed Mr. Darrell to the role of President, and he is expected to succeed Mr. De Luca as Chief Executive Officer in January 2013. When establishing Mr. Darrell’s compensation package, the Compensation Committee based its decisions on our compensation peer group and high-technology market data for chief executive officer positions provided by the Compensation Committee’s independent compensation consultant, as well as the compensation and benefits package Mr. Darrell had with his previous employer.

     The Compensation Committee positioned Mr. Darrell’s cash compensation package between the 25th and 50th percentile of the market data given that it is expected that he will be assuming the chief executive officer position in January 2013. Mr. Darrell’s base salary is $750,000 and his annual bonus target percentage is 100%.

     When developing Mr. Darrell’s equity package, the Compensation Committee targeted his new hire equity package at the 50th percentile of the market to ensure that, over time, he will have an ownership position and equity value consistent with those held by our compensation peer group chief executive officers. Mr. Darrell’s equity package consists of (1) 500,000 stock options to provide a meaningful upside for success in driving the profitable growth of the business; (2) 100,000 RSUs to offset a portion of the earned, but not vested long-term incentives Mr. Darrell lost when leaving his former employer; (3) 1.2 million premium-priced stock options, or PPOs, that have value only if there is a significant increase in Logitech’s stock value. We believe this equity package will provide exceptionally rewarding incentives to Mr. Darrell if he is able to lead the Company in driving a substantial increase in Logitech’s market value.

     Mr. Darrell received a relocation assistance package to move him and his family from Switzerland to the United States that includes payments for certain relocation costs and expenses such as airfare, house purchase and sale assistance (including reimbursement for a qualified home purchase of up to 2% of the purchase price and reimbursement for qualified home sales expenses of up to 1% of the home sale price), a relocation bonus equivalent to two months’ salary, tax advice assistance, moving costs and temporary living benefits including lodging, meals and auto rental.

     As part of his terms of employment, Mr. Darrell will receive severance benefits in the case of a termination without cause or under certain conditions associated with a Change of Control, as described in the section “Potential Payments Upon Termination or Change in Control.”

DETERMINING TOTAL EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our Chief Executive Officer, and our other executive officers.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. In February 2011 the Committee retained Radford Consulting, or Radford, an AON/Hewitt company, to provide analysis, advice and guidance with respect to executive compensation. On the request of the Committee, Radford developed specific executive compensation analyses and recommendations for Logitech’s Chairman, CEO, and executive officers for fiscal year 2012. In fiscal year 2012, at the request of the Compensation Committee, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, revisions and additions to the Company’s compensation peer group, goal metrics and bonus design, compensation mix between cash and equity, employment contract provisions, executive severance packages, executive officer hiring packages, developments in high technology compensation programs, trends in executive compensation for the Silicon Valley and Europe, legislation and regulation affecting executive compensation, and the impact of the global economy on executive compensation and director compensation. Logitech paid fees of less than $100,000 to various divisions and subsidiaries of AON Corporation for services not related to executive compensation consulting services. The majority of these additional services consisted of activities Radford or AON/Hewitt have provided to Logitech for several years, and include the purchase of Radford’s industry compensation surveys, the accounting valuations of equity grants, and the calculation of PSU grant performance.

     Role of Executive Officers in Compensation Decisions

     While the Compensation Committee sets the compensation of our CEO and other executive officers with assistance from the independent compensation consultant, the Committee looks to management to make recommendations to the Committee with respect to both design of compensation programs and specific compensation decisions. We expect that the Compensation Committee will continue to solicit input from our Chairman and CEO with respect to compensation decisions affecting executive officers. The Compensation Committee deliberates and makes decisions on the executive officers’ compensation without the presence of the Chairman or CEO.

     The fiscal year 2012 executive officer compensation proposals for base salary, bonus targets and equity grant values were developed by Radford and presented to both the Compensation Committee and Logitech’s management. Based on the analysis performed by Radford, Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca, Logitech’s Chairman, and Gerald Quindlen, Logitech’s former President and Chief Executive Officer, (other than with respect to their own proposed compensation) provided specific recommendations to the Compensation Committee.

     As part of the annual personnel review and succession planning process, Mr. Quindlen also provided the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers, and Mr. De Luca provided the Board with his perspective on the performance of Mr. Quindlen. This performance feedback provided additional input to the Committee when making its decisions on fiscal year 2012 compensation.

     Once the Compensation Committee received the analysis and recommendations from both Radford and Logitech’s management, who were in agreement on the recommended actions, the Committee made all decisions regarding executive officer fiscal year 2012 compensation without Mr. De Luca, Mr. Quindlen or any executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management.

Overview of Factors Considered by Committee

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:

  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills, the individual’s performance during the prior fiscal year and potential for future contribution to Logitech.

  The performance of Logitech in the prior fiscal year.

  Logitech’s performance relative to the Company’s compensation peer group and the overall technology industry.

  Accrued and realized gains from past equity incentive awards.

Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. Both peer group and broader industry compensation survey data is used by our Compensation Committee when setting Logitech’s executive compensation, as well as to assist the Compensation Committee in the evaluation of the design of bonus plan and equity compensation programs.

     Prior to the start of fiscal year 2012, the Compensation Committee asked the Committee’s independent compensation consultant, Radford, to review the composition of Logitech’s compensation peer group, which was established in partnership with Fred W. Cook Consulting in March 2008, and re-evaluated by Fred W. Cook in March 2010, to ensure the companies included remained appropriate for Logitech’s use in executive compensation benchmarking.

     In February 2011, Radford evaluated the current compensation peer group and made recommendations based on the criteria of (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, our compensation peer group consists primarily of U.S. public technology companies.

     While the composition of the new compensation peer group remains substantially the same as our prior peer group, Radford recommended, and the Committee approved, the removal of 6 companies whose revenues were significantly above or below our target annual revenue range of $1 billion to $3 billion, and the addition of 5 companies who met our peer company criteria. Additionally, over the past 18 months, 4 of the companies in our prior peer group were removed due to acquisition. For fiscal year 2012, the compensation peer group consisted of:

Activision Blizzard, Inc.	Electronic Arts, Inc.	Plantronics
Agilent Technologies, Inc.	Intuit, Inc.	Polycom, Inc.
Analog Devices, Inc.	Lexmark International, Inc.	SanDisk Corporation
Autodesk, Inc.	NetApp, Inc.	Take-Two Interactive
BMC Software, Inc.	Nuance Communications, Inc.	VeriFone Systems, Inc.
Brocade Communications Systems, Inc.	NVIDIA Corporation

     The Committee believes the updated compensation peer group is more representative of the companies with which Logitech competes for talent and, accordingly, benchmarks its compensation against. The peer group used in fiscal year 2012 has average annual revenues, net income and market capitalization that are closer to Logitech’s current financial performance, than the peer group established in March 2008.

     At the time the fiscal year 2012 executive compensation review was performed, in March 2012, Logitech ranked at approximately the 40th percentile among the peer group for revenues, at approximately the 20th percentile for market capitalization and below the 25th percentile for operating income.

	Revenues	Operating Income	Market Capitalization
	(in millions)	(in millions)	(in millions)
75th Percentile	$3,931	$418	$11,673
Median	2,762	253	8,769
25th Percentile	1,219	68	4,309
Logitech	1,967	65	3,477

Most recently available four quarters as of February 2011. Market Capitalization as of March 28, 2011. Produced by Radford, Source: Hoovers, A D&B Company

     In addition, to assist the Committee in its review of executive compensation, Logitech’s compensation department provides compensation data compiled from widely recognized high-technology executive compensation surveys.

     We generally seek to be at the median for total compensation, as well as for each of the elements of compensation, for our executives in comparison to the companies with whom we compete for executive talent, based on compensation peer group and survey data.

Effect of individual performance

     The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table on page [___], were primarily related to market compensation in each position, based on compensation peer group and survey data, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. Except with respect to the Bonus Plan, the Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Other factors

     For newly hired executives, in addition to market compensation for the position, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

Timing of compensation decisions

     Executive compensation (base salary, target bonus, and equity grants) is typically reviewed and actions are taken at the start of the fiscal year in order to align all compensation actions, and the related performance periods, with the fiscal year or multiple fiscal years. The Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance, to assist in the retention of key talent, or for other reasons. The Committee approved a one-time discretionary bonus to Mr. Bardman in the amount of $25,000 in fiscal year 2012 to recognize his outstanding individual contributions during the fiscal year. The Committee did not otherwise award any discretionary bonuses in fiscal year 2012.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which is an unfunded and unsecured plan that allows employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation. Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2012 table and the accompanying narrative.

     Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table.

     Mr. Labrousse participates in the Switzerland Logitech Employee Pension Fund. This is a defined benefit pension plan available to all our employees in Switzerland.

Severance and related benefits

     All named executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (Change of Control Agreement), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event – meaning that there has been both a change of control, and the executive is terminated without cause or resigns for good reason within 12 months thereafter – as described in “Potential Payments Upon Termination or Change in Control.” At the time of this report, Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.

     Both Mr. Quindlen and Mr. Heid were entitled to severance payments and benefits in connection with their employment agreement and offer letter, respectively. Upon their departures, they received only the payments or benefits set forth in those agreements as described in “Potential Payments Upon Termination or Change in Control.”

     When Mr. Darrell was hired, leaving his role as an executive officer of Whirlpool and relocating from Europe to Silicon Valley, California, he negotiated severance terms in his offer letter. Under that agreement, if Mr. Darrell’s employment is involuntarily terminated without cause or he resigns for good reason, other than after a change in control, he is entitled to his base salary and target bonus for between one and two years, depending on the timing of such termination, and, if he is terminated within his first year of employment, accelerated vesting of a portion of his new hire grants, as described in “Potential Payments Upon Termination or Change in Control.” The terms in Mr. Darrell’s agreement are intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause or resigns for good reason. The Compensation Committee believes that the terms of Mr. Darrell’s severance are consistent with those of chief executive officers in our compensation peer group as well as the overall technology industry.

     The PSU and RSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the Change of Control Agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:

  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within 1 year after the grant date of the PSUs. If the change of control occurs more than 1 year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

     To determine the level of benefits to be provided under each change of control agreement and other agreements, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees except as set out below.

     Mr. Quindlen, Logitech’s former President and Chief Executive Officer, was provided with personal tax preparation services in fiscal year 2012. Expenses related to these services were imputed as income to Mr. Quindlen and the additional tax liabilities were paid by Logitech as a gross-up payment. In addition, Mr. Quindlen received the use of a car and the payment of travel costs generated when he worked out of our California office. These benefits were provided in lieu of relocating Mr. Quindlen from his East Coast residence. Expenses related to these services were imputed as income to Mr. Quindlen and the additional tax liabilities were paid by Logitech as a gross-up payment. The aggregate amount of Mr. Quindlen’s benefits is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

     Upon Mr. De Luca’s appointment to the Chief Executive Officer role after the resignation of Mr. Quindlen, he was provided with the occasional use of a company car and driver during fiscal year 2012. Expenses related to these services are imputed as income to Mr. De Luca and the additional tax liabilities are paid by Logitech as a gross-up payment. Mr. De Luca has received no other compensation for his assumption of the Chief Executive Officer role. The aggregate amount of Mr. De Luca’s benefits is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

     In fiscal year 2012, Logitech paid a total of approximately $72,749 in costs associated with Mr. Labrousse’s relocation, including tax consulting services associated with his relocation, from the United States to Switzerland, which was initiated in fiscal year 2011 under the terms of the relocation policy applicable to executive international transfers. The aggregate amount of the fiscal year 2012 relocation costs for Mr. Labrousse is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:

  Company contributions to retirement programs are based on location of employing company, such as the Logitech Inc. 401(k) in the United States and the Logitech Employee Pension Fund in Switzerland.

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

OTHER COMPENSATION POLICIES

Derivatives

     We do not permit certain persons designated by the Company as insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company. Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to US GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.

     In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:

  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.

     Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors.

Additional tax and accounting considerations

U.S. Tax Code Section 162(m)

     We are limited by Section 162(m) of the U.S. Tax Code, or Section 162(m), to a deduction for U.S. federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) in setting and determining executive officer long-term equity incentive award grants and in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006 permits certain grants of awards under that plan to qualify as “performance-based compensation.” Bonuses paid to executives under the Bonus Plan may similarly qualify under Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation, and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

COMPENSATION BELOW THE EXECUTIVE LEVEL

     Similar to Logitech’s executive compensation programs, Logitech’s compensation for its employees below the level of executive officer have been designed to attract, retain and motivate the skilled employees that are essential to Logitech’s success. However, one essential difference between compensation of executives and for employees below the executive level is that, for employees below the executive level, short-term incentives in the form of cash bonuses or profit sharing and long-term equity incentive awards comprise a smaller portion of the employee’s total target compensation. This means there is less total compensation at risk for non-executive employees based on the Company’s performance, while also meaning, similarly, that there is less potential for increased compensation from superior Company performance.

Components – Non-Executive Compensation

     The key components of Logitech’s compensation for employees below the executive level are as follows:

     Base salary. Base salary is set to reward employees’ current contributions to Logitech and compensate them for their expected day-to-day service.

     Short-term cash incentives. Logitech has a bonus program for employees at the director level or above, a profit-sharing program for employees below the director level, and, for sales personnel, sales commission plans. All professional staff other than sales personnel participate in the bonus program or the profit sharing program. The potential target compensation from the bonus and profit sharing programs is established as a percentage of the employee’s annual base salary. The potential target compensation for sales personnel under sales commission plans is set on the basis of their sales quotas.

     Long-term equity incentive awards. Approximately one-third of the Company’s professional staff receives long-term equity incentive awards, in the form of RSUs. Eligible employees at the level of Vice-President or above also receive PSUs. In addition, full-time professional staff, in countries where Logitech is able to offer the program, are eligible to participate in the Company’s employee share purchase plans, which allow eligible employees to purchase Logitech shares at a 15% discount from the market price of Logitech’s shares at the beginning or end of each six-month offering period.

     Health and welfare, and other local benefits. Health and welfare and other local benefits are offered to employees based on the market practices and local law requirements of the various jurisdictions in which employees are based. In a limited number of jurisdictions we offer defined benefit or defined contribution pension plans or required severance benefits for employees.

Compensation Philosophy – Non-Executive Compensation

     The key features of Logitech’s compensation philosophy for employees below the executive level are as follows:

  Base salary should be at approximately the median for comparable companies in the industry and in the region where the employee is based.

  The total level of at-risk compensation should increase with the level of the employee, to reflect the relative impact of the employee on the Company’s performance.

  High-performing employees should receive significantly higher potential compensation in the form of equity incentive awards in order to help retain and motivate these employees.

  Other than for the compensation of employees in the Company’s sales organization, the performance measures under the Company’s short-term incentives in the form of cash bonuses, profit sharing, or long-term equity incentive awards should be based on the performance of the entire Logitech group, or the performance of the Logitech group plus the performance of the employee’s department or unit, rather than on the performance of the individual employee. This is primarily to encourage collaboration among the Company’s employees.

  For employees in the Company’s sales organization, compensation should include commissions based on the employee’s sales performance against sales quotas or targets. Approximately 30% to 40% of a salesperson’s total target compensation is based on commissions. The Company believes this direct linking of salesperson compensation to individual performance helps drive sales performance and reflects competitive market practice.

  Equity incentive compensation is an important component of employee compensation. This reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence, but the Company also believes that equity incentive compensation is a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common.

     Compensation for employees below the executive level is established based on guidelines developed by the Company’s compensation & benefits department, market practices, and assessment of individual performance and potential for future contribution to Logitech by the employee’s manager and the Company’s human resources department. The Compensation Committee of the Board provides oversight of compensation below the executive level, reviews the yearly short-term incentive program design and performance measures, reviews and approves the yearly long-term equity incentive award budget, and reviews and approves all long-term equity incentive award grants.

Compensation Risks Assessment

     The Compensation Committee conducted a review, with the assistance of Radford, the Committee’s independent compensation consultant, of Logitech’s compensation programs in April 2011 to assess the risks associated with their design. The Committee reviewed in particular the following compensation programs and associated practices:

  2006 Stock Incentive Plan.

  Management Performance Bonus Plan.

  Profit Sharing Plan.

  Sales commissions plans.

  Change of Control Severance Agreements in place with executive officers.

     The review included a consideration of compensation risk areas associated with Logitech’s current compensation programs, and risk controls. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee conducted a similar risk assessment review in March 2012, and the Compensation Committee does not believe that there have been any changes in our compensation programs that would alter the risks involved.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2012 Invitation and Proxy Statement and Annual Report.

Compensation Committee
MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA
NEIL HUNT
RICHARD LAUBE

SUMMARY COMPENSATION TABLE

     The following table provides information regarding the compensation and benefits earned during fiscal years 2012, 2011 and 2010 by our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards($) (1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Changes in Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(3)	Total ($)
Guerrino De Luca (4)	FY12	500,000		-		392,400	-	-	-	30,306	922,706
Chief Executive Officer and	FY11	550,000		-		835,500	-	578,000	-	12,168	1,975,668
Chairman of the Board	FY10	550,000		-		-	118,200	907,000	-	12,168	1,587,368

Erik K. Bardman	FY12	440,000		25,000		789,000	-	-	-	9,278	1,263,278
Sr. Vice President, Finance and	FY11	420,000		-		1,489,800	-	331,000	-	7,800	2,248,600
Chief Financial Officer	FY10	184,615	(5)	-		-	620,000	162,000	-	3,257	969,867

Junien Labrousse (6)	FY12	804,135		-		790,380	-	-	-	176,736	1,771,251
Executive Vice-President, Products and	FY11	718,588		133,547	(7)	1,489,800	-	535,276	-	169,128	3,046,339
President, Logitech Europe	FY10	680,000		-		545,860	491,400	680,000	-	12,271	2,409,531

L. Joseph Sullivan	FY12	402,000		-		557,400	-	-	-	11,762	971,162
Senior Vice-President, Worldwide Operations	FY11	390,000		-		1,117,350	-	308,000	-	10,501	1,825,851
	FY10	378,461		-		362,520	354,900	408,000	-	10,398	1,514,279

Former Officers:

Gerald P. Quindlen (8)	FY12	264,000		-		2,817,120	-	-	-	1,770,033	4,851,153
President and Chief Executive Officer	FY11	825,000		-		5,835,050	-	1,083,000	-	62,365	7,805,415
	FY10	787,500		-		1,007,600	394,000	1,299,000	-	50,370	3,538,470

Werner Heid (9)	FY12	570,000		-		789,000	-	-	-	12,331	1,371,331
Senior Vice President, Sales and Marketing	FY11	570,000		-		1,489,800	-	415,000	-	9,741	2,484,541
	FY10	550,000		40,467	(10)	362,520	450,450	607,000	-	9,648	2,020,085
____________________

(1)	These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock options and stock awards are presented in Note 4 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders.

For FY12: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY12, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. De Luca, $588,600; (b) in the case of Mr. Bardman, Mr. Labrousse and Mr. Heid, $686,700 each; (c) in the case of Mr. Sullivan, $490,500; and (d) in the case of Mr. Quindlen, $2,432,880.

For FY11: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY11, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. De Luca, $1,218,000; (b) in the case of Mr. Bardman, $1,461,600; (c) in the case of Mr. Labrousse, $1,461,600; (d) in the case of Mr. Sullivan, $1,503,900; (e) in the case of Mr. Quindlen, $5,724,600; and (f) in the case of Mr. Heid, $1,461,600.

For FY10: None of the shares represented by PSUs granted in FY10 vested because the minimum performance condition was not met. Assuming the highest level of performance was achieved, the maximum possible value of the PSUs allocated in FY10, using the market value of our shares on the grant date of the PSUs, is: (a) in the case of Mr. Labrousse, $560,800; (b) in the case of Mr Sullivan, $472,680; (c) in the case of Mr. Quindlen; $1,121,600; and (d) in the case of Mr. Heid, $364,520.

(2)	Reflects amounts earned under the Logitech Management Performance Bonus Plan.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled "All Other Compensation."

(4)	Mr. De Luca was appointed Chief Executive Officer effective April 9, 2012. He had been appointed acting President and Chief Executive Officer effective July 27, 2011.

(5)	Mr. Bardman joined Logitech as Sr. Vice President, Finance and Chief Financial Officer commencing on October 5, 2009.

(6)

Mr. Labrousse was the Senior Vice President, Products and President, Logitech Europe until April 22, 2012. In connection with a restructuring, he ceased to be an executive officer as of April 22. On behalf of the Company, Mr. Labrousse moved to Switzerland as of January 1, 2011 and his base salary was set at 710,000 Swiss francs. Mr. Labrousse's salaries for fiscal year 2012 and a portion of fiscal year 2011 reflect a conversion to U.S. dollars using a Swiss franc to U.S. dollar exchange rate.

(7)

Reflects (1) a bonus of $21,047 approved by the Compensation Committee to enable Mr. Labrousse to offset taxes incurred on a life insurance contract on his life held by the Company in connection with the Logitech Inc. deferred compensation plan, which life insurance contract the Company surrendered for cash in December, 2010, and (2) a bonus in the amount of $112,500 approved by the Compensation Committee to offset some of the costs of Mr. Labrousse's relocation to Switzerland.

(8)	Mr. Quindlen's service as President and Chief Executive Officer ended July 27, 2011.

(9)	Mr. Heid's service as Senior Vice President, Sales and Marketing ended May 15, 2012.

(10)

The Compensation Committee approved the payment of this bonus to Mr. Heid to enable him to purchase a value of Logitech shares equal to what he would have purchased under the Logitech Employee Share Purchase Plan for the February 1 - July 31, 2009 offering period but for his employment start date being after the offering start date.

All Other Compensation Table

Name	Year	Car Use or Service ($) (1)	Tax Preparation Services ($) (2)	401(k) ($) (3)	Group Term Life Insurance ($)	Relocation or Travel in lieu of Relocation ($) (4)	Premium for Deferred Compensation Insurance ($) (5)	Defined Benefit Pension Plan Employer Contrib. ($) (6)	Severance ($) (7)	Other Awards ($)	Total ($)
Guerrino De Luca	FY12	16,679	-	7,350	6,277	-	-	-	-	-	30,306
	FY11	-	-	6,750	5,418	-	-	-	-	-	12,168
	FY10	-	-	6,750	5,418	-	-	-	-	-	12,168

Erik K. Bardman	FY12	-	-	7,350	1,928	-	-	-	-	-	9,278
	FY11	-	-	6,750	1,050	-	-	-	-	-	7,800
	FY10	-	-	2,841	416	-	-	-	-	-	3,257

Junien Labrousse	FY12	-	21,784	-	-	50,965	-	103,987	-	-	176,736
	FY11	-	21,290	5,063	2,921	115,109	1,889	22,856	-	-	169,128
	FY10	-	-	6,750	3,616	-	1,905	-	-	-	12,271

L. Joseph Sullivan	FY12	-	-	7,350	4,412	-	-	-	-	-	11,762
	FY11	-	-	6,750	3,751	-	-	-	-	-	10,501
	FY10	-	-	6,750	3,648	-	-	-	-	-	10,398

Former Officers:

Gerald P. Quindlen	FY12	1,652	8,775	2,856	1,580	36,420	-	-	1,718,750	-	1,770,033
	FY11	5,936	17,698	2,758	4,384	31,589	-	-	-	-	62,365
	FY10	4,172	19,563	2,726	4,209	19,700	-	-	-	-	50,370

Werner Heid	FY12	-	-	7,350	3,510	-	-	-	-	1,471	12,331
	FY11	-	-	6,750	2,991	-	-	-	-	-	9,741
	FY10	-	-	6,750	2,898	-	-	-	-	-	9,648
____________________

(1)	In the case of Mr. De Luca, represents, in fiscal year 2012, the cost to Logitech of $16,679 related to his occasional use of a company car and driver to and from work, and tax gross-up payments of $6,954, relating to the income imputed to Mr. De Luca as a result. In the case of Mr. Quindlen, represents the estimated cost to Logitech related to his use of a company car while working from the Company's office in California.

(2)	In the case of Mr. Labrousse, represents the cost to Logitech of $21,784 and $21,290 in fiscal years 2012 and 2011, respectively, for tax preparation services for Mr. Labrousse related to his transfer from the U.S. to Switzerland. In the case of Mr. Quidlen, represents the cost to Logitech of $5,675, $9,910 and $12,925 in fiscal years 2012, 2011 and 2010, respectively, related to tax preparation services, and tax gross-up payments, of $3,100, $7,788 and $6,638, respectively, relating to the income imputed to Mr. Quindlen as a result.

(3)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

(4)	In the case of Mr. Labrousse, represents the costs associated with Mr. Labrousse's relocation to Switzerland, including household goods shipping, temporary accommodations, flights, rental car and other costs. In the case of Mr. Quindlen, represents the cost to Logitech for Mr. Quindlen's travel to and from Logitech's offices in California from his residence.

(5)	Represents imputed income to Mr. Labrousse from an insurance policy held to fund, in part, the Logitech Inc. Deferred Compensation Plan.

(6)	Represents the matching contributions to the Logitech Employee Pension Fund in Switzerland for Mr. Labrousse, which are available to all of our regular employees who are on our Swiss payroll.

(7)	Represents the severance compensation paid to Mr. Quindlen, the former President and Chief Executive Officer.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

     The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2012. For more information, please refer to “Compensation Disclosure and Analysis.”

											All Other Stock
				Estimated Future Payouts Under Non-Equity				Estimated Future Payouts Under Equity			Awards: Number
		Grant Date	Approval	Incentive Plan Awards (1)				Incentive Plan Awards (3)			of Shares of Stock	Grant Date Fair
Name	Type	(MM/DD/YY)	Date	Threshold ($)	Target($)	Maximum($)	Actual ($) (2)	Threshold (#)	Target(#)	Maximum(#)	or Units (#) (4)	Value ($) (5)
Guerrino De Luca	PSU	04/11/11	04/11/11					15,000	30,000	45,000	-	392,400
	FY12 Bonus	N/A	N/A	325,000	500,000	1,000,000	-

Erik K. Bardman	PSU	04/11/11	04/11/11					17,500	35,000	52,500	-	457,800
	RSU	04/11/11	04/11/11					-	-	-	23,000	331,200
	FY12 Bonus	N/A	N/A	214,500	330,000	660,000	-

Junien Labrousse	PSU	04/11/11	04/11/11					17,500	35,000	52,500	-	457,800
	RSU	04/11/11	04/11/11					-	-	-	23,000	332,580
	FY12 Bonus	N/A	N/A	383,230	589,584	1,179,168	-

L. Joseph Sullivan	PSU	04/11/11	04/11/11					12,500	25,000	37,500	-	327,000
	RSU	04/11/11	04/11/11					-	-	-	16,000	230,400
	FY12 Bonus	N/A	N/A	195,975	301,500	603,000	-

Former Officers:

Gerald P. Quindlen	PSU	04/11/11	04/11/11					62,000	124,000	186,000	-	1,621,920
	RSU	04/11/11	04/11/11					-	-	-	83,000	1,195,200
	FY12 Bonus	N/A	N/A	670,313	1,031,250	2,062,500	-

Werner Heid	PSU	04/11/11	04/11/11					17,500	35,000	52,500	-	457,800
	RSU	04/11/11	04/11/11					-	-	-	23,000	331,200
	FY12 Bonus	N/A	N/A	277,875	427,500	855,000	-
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period for the fiscal year 2012 bonus programs under the Bonus Plan.

(2)	The amounts in this column reflect actual payouts with respect to each applicable performance period for the fiscal year 2012 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2012.

(3)	Represents PSUs. All shares subject to the PSUs are unvested. The actual amount, if any, of shares that will vest under the PSUs will not be known until the end of the performance period on April 10, 2014.

(4)	Represents RSUs that vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(5)	These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of PSUs and RSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include a reduction for forfeitures. For PSUs, that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For RSUs, that number is equal to the closing price of Logitech shares on the grant date. The key assumptions for the valuation of the PSUs are presented in Note 4 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on May 30, 2012.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements and Offer Letters

     We have entered into employment agreements or offer letters with each of our named executive officers. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. Other than Mr. Quindlen’s compensation in connection with his resignation, the compensation earned by the named executive officers in fiscal year 2012 was not the result of any terms of their employment agreements or offer letters.

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Performance-based cash incentive awards” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2012. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Long-term equity incentive awards” for a discussion of performance measures under the PSUs granted to named executive officers during fiscal year 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2012. This table includes unexercised and unvested stock options, unvested RSUs and unvested PSUs.

     Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($7.80 on March 31, 2012) and the option exercise price, and multiplying it by the number of outstanding options. Market value for stock awards (RSUs and PSUs) is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are presented in the table based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2012 of 1 to 1.10705.

		Option Awards						Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) / Share		Option Expiration Date (MM/DD/YY)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Guerrino De Luca	10/16/02	370,538	-	11.35	(2)	04/16/13	-	-	-	-	-
	04/08/04	200,000	-	16.84	(3)	04/08/14	-	-	-	-	-
	04/01/05	200,000	-	20.54	(4)	04/01/15	-	-	-	-	-
	04/01/06	100,000	-	20.05		04/01/16	-	-	-	-	-
	04/02/07	50,000	-	27.95		04/02/17	-	-	-	-	-
	04/01/08	15,000	-	26.67		04/01/18	-	-	-	-	-
	04/01/09	11,250	3,750	10.64		04/01/19	-	-	-	-	-
	11/15/10	-	-	-		-	-	-	-	30,000	234,000
	04/11/11	-	-	-		-	-	-	-	30,000	234,000
	Total	946,788	3,750					-	-	60,000	468,000

Erik K. Bardman	10/23/09	50,000	50,000	18.76		10/23/19	-	-	-	-	-
	11/15/10	-	-	-		-	-	18,000	140,400	-	-
	11/15/10	-	-	-		-	-	-	-	36,000	280,800
	04/11/11	-	-	-		-	-	23,000	179,400	-	-
	04/11/11	-	-	-		-	-	-	-	35,000	273,000
	Total	50,000	50,000					41,000	319,800	71,000	553,800

Junien Labrousse	09/26/05	100,000	-	20.25		09/26/15	-	-	-	-	-
	10/02/06	50,000	-	21.61		10/02/16	-	-	-	-	-
	04/02/07	140,000	-	27.95		04/02/17	-	-	-	-	-
	10/02/07	50,000	-	30.09		10/02/17	-	-	-	-	-
	10/01/08	56,250	18,750	22.59		10/01/18	-	-	-	-	-
	12/12/08	30,000	15,000	13.48		12/12/18	-	-	-	-	-
	06/29/09	22,500	45,000	14.02		06/29/19	-	-	-	-	-
	06/29/09	-	-	-		-	-	6,500	50,700	-	-
	11/15/10	-	-	-		-	-	18,000	140,400	-	-
	11/15/10	-	-	-		-	-	-	-	36,000	280,800
	04/11/11	-	-	-		-	-	23,000	179,400	-	-
	04/11/11	-	-	-		-	-	-	-	35,000	273,000
	Total	448,750	78,750					47,500	370,500	71,000	553,800

L. Joseph Sullivan	11/02/05	25,000	-	20.25		10/24/15	-	-	-	-	-
	03/23/06	25,000	-	19.96		03/23/16	-	-	-	-	-
	10/02/06	22,500	-	21.61		10/02/16	-	-	-	-	-
	10/02/07	50,000	-	30.09		10/02/17	-	-	-	-	-
	10/01/08	37,500	12,500	22.59		10/01/18	-	-	-	-	-
	12/12/08	12,500	12,500	13.48		12/12/18	-	-	-	-	-
	06/29/09	16,250	32,500	14.02		06/29/19	-	-	-	-	-
	06/29/09	-	-	-		-	-	4,500	35,100	-	-
	11/15/10	-	-	-		-	-	13,500	105,300	-	-
	11/15/10	-	-	-		-	-	-	-	27,000	210,600
	04/11/11	-	-	-		-	-	16,000	124,800	-	-
	04/11/11	-	-	-		-	-	-	-	25,000	195,000
	Total	188,750	57,500					34,000	265,200	52,000	405,600

Former Officers:

Gerald P. Quindlen	Total	-	-				-	-	-	-	-

Werner Heid	03/06/09	112,500	37,500	8.01		03/06/19	-	-	-	-	-
	06/29/09	32,500	32,500	14.02		06/29/19	-	-	-	-	-
	06/29/09	-	-	-		-	-	4,500	35,100	-	-
	09/01/09	8,750	8,750	17.44		09/01/19	-	-	-	-	-
	11/15/10	-	-	-		-	-	18,000	140,400	-	-
	11/15/10	-	-	-		-	-	-	-	36,000	280,800
	04/11/11	-	-	-		-	-	23,000	179,400	-	-
	04/11/11	-	-	-		-	-	-	-	35,000	273,000
	Total	153,750	78,750					45,500	354,900	71,000	553,800
____________________

(1)	PSUs are shown at their target amount. The minimum performance condition of the PSUs granted on June 29, 2009, in fiscal year 2010, was not met and therefore no shares vested at the conclusion of the 2-year performance period on June 29, 2011. The actual conversion, if any, of the PSUs granted in fiscal year 2011 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 200% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period. The actual conversion, if any, of the PSUs granted in fiscal year 2012 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 150% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period.

(2)	The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share.

(3)	The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share.

(4)	The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2012

     The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of RSUs during fiscal year 2012 by each of our named executive officers. No shares resulted from PSUs whose performance period ended during fiscal year 2012 because the minimum performance condition was not met.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	on Vesting ($) (2)
Guerrino De Luca	-	-	-	-
Erik K. Bardman	-	-	6,000	48,660
Junien Labrousse	-	-	9,250	84,930
L. Joseph Sullivan	-	-	6,750	61,605
Former Officers:
Gerald P. Quindlen	50,000	23,000	5,000	55,800
Werner Heid	-	-	8,250	73,770
____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Based on the closing trading price of Logitech shares on the NASDAQ Global Select Market.

PENSION BENEFITS FOR FISCAL YEAR 2012

     Junien Labrousse, Senior Vice President, Consumer Computing Platforms Group, is a participant in Logitech’s Swiss Pension plan, which is a benefit offered to all eligible Swiss employees.

     No other executive officers are beneficiaries under any retirement plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

		Number of	Present
		Years of	Value of
		Credited	Accumulated
Name	Plan Name	Service (#)	Benefit ($)
Guerrino De Luca	-	n/a	-
Erik K. Bardman	-	n/a	-
Junien Labrousse	Logitech Employee Pension Fund	1.25	290,827
L. Joseph Sullivan	-	n/a	-
Former Officers:
Gerald P. Quindlen	-	n/a	-
Werner Heid	-	n/a	-

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

     The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2012 and at fiscal year-end.

	Executive	Logitech	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Fiscal Year End
Name	Year ($) (1)	Year ($)	Year ($) (2)	($)	($)
Guerrino De Luca	-	-	-	-	-
Erik K. Bardman	-	-	-	-	-
Junien Labrousse	-	-	92,724	-	2,680,680 (3)
L. Joseph Sullivan	108,738	-	16,645	-	365,940
Former Officers:
Gerald P. Quindlen	-	-	-	-	-
Werner Heid	154,063	-	5,938	-	215,572
____________________

(1)	Amounts are included in the Summary Compensation table in the "Salary" column for fiscal year 2012. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)	Mr. Labrousse's aggregate contributions of $1,392,280 for fiscal year 2008 through fiscal year 2011 were reported as compensation to Mr. Labrousse in the Summary Compensation table.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

     The Logitech Inc. U.S. Deferred Compensation Plan effective January 1, 2009 allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

     Upon enrollment, participants select from a number of mutual funds selected by Logitech Inc.’s Deferred Compensation Committee for this purpose, and the participants’ contributions are invested according to the participants’ elections. Investment elections may be changed by participants at any time.

     Participants can elect upon enrollment to receive one lump-sum distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

     Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 10 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

     The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment of our executive officers. These agreements include:

  Change of control severance agreements, under which the executive officers may receive certain benefits if they are subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or because the executive resigns for good reason.

  PSU and RSU award agreements, that provide for the accelerated vesting of the shares subject to the award agreements under the same circumstances as under the change of control agreements.

  An offer letter with Bracken Darrell, under which he is entitled to severance benefits if we terminate his employment without cause or if he resigns for good reason.

  An offer letter with Werner Heid, under which he was entitled to severance benefits if we terminate his employment without cause.

     These agreements are described in more detail in the subsections below.

     Other than the agreements above, there are no agreements or arrangements for the payment of severance to a named executive officer in the event of his involuntary termination with or without cause.

     There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

Change of Control Severance Agreements

     Each of our named executive officers has executed a change of control severance agreement with Logitech. The change of control agreement with Mr. De Luca is slightly different than those of the other executive officers. The purpose of the change of control agreements is to support retention in the event of a prospective change of control.

     Under the change of control agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:

  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.

     The term “current compensation” includes:

  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.

     The change of control agreement defines the term “change of control” to mean:

  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all of Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.

     The change of control agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as Chief Executive Officer, are subject to acceleration under the agreement. Options granted to him after January 28, 2008 are not subject to acceleration.

PSU and RSU Award Agreements

     The PSU and RSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the change of control agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:

  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within one year after the grant date of the PSUs. If the change of control occurred more than one year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

Bracken Darrell Offer Letter

     We entered into an offer letter with Bracken Darrell dated March 13, 2012. Under his offer letter, in the event he is terminated without “cause” or resigns (within 30 days after Logitech fails to remedy the condition reported to be good reason during a 30-day cure period) for good reason, other than after a change of control, he is entitled to receive severance benefits as follows:

  If the termination occurs within one year after his employment start date, he is entitled to:
  an amount equal to 200% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 200% of his then-current annual targeted bonus amount, less applicable withholdings; plus

  25% of his initial stock option grant for 500,000 Logitech shares and 25% of his initial restricted stock unit grant for 100,000 shares will accelerate and vest.
  If the termination occurs more than one year but within two years after his employment start date, he is entitled to:
  an amount equal to 150% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 150% of his then-current annual targeted bonus amount, less applicable withholdings.
  If the termination occurs more than two years after his employment start date, he is entitled to:
  an amount equal to 100% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 100% of his then-current annual targeted bonus amount, less applicable withholdings.

     In each case, Mr. Darrell would also be entitled to have Logitech pay the premiums to continue his group health insurance coverage under COBRA during the applicable severance period, subject to any maximum length of coverage limits under applicable law and until he becomes eligible for benefits from a subsequent employer.

     “Cause” in Mr. Darrell’s offer letter is defined as: (i) theft, dishonesty, misconduct or falsification of any employment or Logitech records; (ii) improper disclosure of Logitech’s confidential or proprietary information; (iii) failure or inability to perform any assigned duties after written notice from Logitech of, and a reasonable opportunity to cure, such failure or inability; (iv) conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs his ability to perform his duties; or (v) failure to cooperate in good faith with a governmental or internal investigation of Logitech or its directors, officers or employees, if Logitech has requested his cooperation. “Good reason” in Mr. Darrell’s offer letter is defined as: (i) a material reduction of his authority, duties or responsibilities, or (ii) if, by January 31, 2013, he is not reporting directly to the Logitech International Board of Directors as Chief Executive Officer.

     If any amounts become payable to Mr. Darrell under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Darrell under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

     If amounts payable to Mr. Darrell under any arrangement or agreement with Logitech are payable as a result of a change of ownership or control of Logitech and exceed the amount allowed under section 280G of the Code, and would be subject to the excise tax imposed by section 4999 of the Code, then, prior to the making of any Payments to Mr. Darrell, a “best-of” calculation will be made comparing (1) the total benefit to Mr. Darrell from the Payments after payment of the excise tax, to (2) the total benefit to Mr. Darrell if the Payments are reduced to the extent necessary to avoid being subject to the excise tax, and Mr. Darrell will be entitled to the Payments under the more favorable outcome.

Agreements with Former Executive Officers

     Gerald Quindlen Employment Agreement

     Mr. Quindlen was subject to an employment agreement effective December 3, 2008. Under his employment agreement, in the event he was terminated without “cause” other than after a change of control, he was entitled to:

  an amount equal to his current annual base salary; plus

  his current annual targeted bonus amount.

     “Cause” in Mr. Quindlen’s employment agreement was defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

     If any amounts became payable to Mr. Quindlen under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Quindlen under his employment agreement would have been reduced to the extent necessary so as to prevent the duplication of severance payments to him.

     Mr. Quindlen resigned from Logitech in July 2011 and received a severance package of $1,876,250 (including the estimated value of COBRA health insurance) as prescribed under his Employment Agreement.

Werner Heid Offer Letter

     We entered into an offer letter with Werner Heid dated December 24, 2008. Under his offer letter, in the event he was terminated without “cause” other than after a change of control, he was entitled to:

  an amount equal to 75% of his current annual base salary; plus an amount equal to 75% of his current annual targeted bonus amount.

     “Cause” in Mr. Heid’s offer letter was defined substantially the same as in Mr. Quindlen’s employment agreement, described above. If any amounts became payable to Mr. Heid under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Heid under his offer letter would have been reduced to the extent necessary so as to prevent the duplication of severance payments to him.

     Mr. Heid resigned from Logitech, effective as of May 2012, and received a severance package of $758,925 (including the estimated value of COBRA health insurance) as prescribed under his Offer Letter.

Tables of Potential Payments Upon Termination or Change in Control

     The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a listed named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2012, subject to the terms of the change of control agreement and the terms of the PSU and RSU award agreements with each of the listed named executive officers.

     For Mr. Heid, the additional table below estimates the amount of compensation that would have been paid in the event of an involuntary termination without cause, assuming that the termination was effective as of March 31, 2012, subject to the terms of the agreement with him. As of March 31, 2012, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.

     The price used for determining the value of accelerated equity in the tables below was the closing price of Logitech’s shares on NASDAQ on March 31, 2012, the last business day of the fiscal year, of $7.80. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2012 were calculated based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2012 of 1 to 1.10705.

Involuntary Termination After Change in Control

Name	Base Salary (1)	Bonus (2)	Other Benefits (3)	Value of Accelerated Equity Awards (4)	280G cut-back (5)	Total
Guerrino De Luca	500,000	-	26,900	-	-	526,900
Erik K. Bardman	440,000	-	26,900	592,800	-	1,059,700
Junien Labrousse	786,006	-	26,900	643,500	-	1,456,406
L. Joseph Sullivan	402,000	-	26,900	460,200	-	889,100

Former Officer:
Werner Heid	570,000	-	26,900	627,900	-	1,224,800
____________________

(1)	Represents fiscal year 2012 annual base salary in effect on March 31, 2012.

Mr. Labrousse's salary amount was converted using the exchange rate of 1 CHF to 1.10705 USD as of March 31, 2012.

(2)	No bonuses were earned or paid for fiscal year 2012.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents, as of March 31, 2012, the aggregate intrinsic value (market value less exercise price) of unvested options, the aggregate market value of shares underlying all unvested RSUs, and 100% of the shares subject to PRSUs granted April 11, 2011, in each case held by the named executive officer as of March 31, 2012. The minimum performance condition under the terms of the PRSUs granted November 15, 2010 was not met as of March 31, 2012, and therefore, no value is attributed to the shares subject to such PRSUs. Per the terms of his agreements, Mr. De Luca does not receive any acceleration of RSU or PRSU vesting.

(5)	Under the Change of Control agreements for the executive officers listed above, there is a "280G cut-back" so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. The 280G cut-back in the Change of Control agreements was not applicable to any of these named executive officers for a March 31, 2012 termination date.

Note:

Gerald Quindlen terminated his employment on July 27, 2011 - see footnote 3 to the "Potential Payments upon Involuntary Termination" table below for details regarding amounts provided to Mr. Quindlen in connection with his termination of employment.

Potential Payments Upon Involuntary Termination

Name	Base Salary (1)	Bonus (2)	Total
Werner Heid	$427,500	$320,625	$748,125
____________________

(1)	Represents 75% of Mr. Heid's fiscal year 2012 annual base salary in effect on March 31, 2012.

(2)	Represents 75% of Mr. Heid's fiscal year 2012 target bonus in effect on March 31, 2012.

Note: Gerald Quindlen terminated his employment with the Company on July 27, 2011 and received an amount equal to his then-current annual base salary plus his annual targeted bonus amount, which together totaled $1,856,250, and was entitled to receive the continuation of health insurance benefits for up to 12 months, with an estimated total value of $19,800.

COMPENSATION OF DIRECTORS

     The compensation of the members of the Board of Directors that are not Logitech employees is established by the Committee for Board Compensation, which consisted of Guerrino De Luca, our Chairman, and, until his resignation in July 2011, Gerald Quindlen, our former Chief Executive Officer. The general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. To assist the committee in its annual review of director compensation, Logitech’s compensation department provides director pay practices and compensation data compiled from the annual reports and proxy statements of companies within the NASDAQ 100 and technology companies generally considered comparable to Logitech.

     Cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service. Non-employee directors also receive an annual RSU grant based on a fixed market value. These grants vest on the one-year anniversary of Board service.

     Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation currently consists of the following elements:

	Total (CHF)	Total ($) (1)
Annual cash retainer	60,000	66,423
An additional annual cash retainer for the lead independent director.	20,000	22,141
Annual retainer for the Audit Committee chair.	40,000	44,282
Annual retainer for the Compensation Committee chair.	30,000	33,212
Annual retainer for non-chair Audit Committee members.	15,000	16,606
Annual retainer for non-chair Compensation Committee members.	10,000	11,071
Annual retainer for Nominating Committee members.	3,000	3,321
Annual RSU grant.	120,000	132,846
Compensation for the number of travel days spent traveling to attend Board and
committee meetings, per day rate.	2,500	2,768
Reimbursement of reasonable expenses for non-local travel (business class).
____________________
(1)	CHF amount was converted using the exchange rate of 1 Swiss franc to 1.10705 U.S. Dollar as of March 31, 2012.

     Non-employee Board members may elect to receive their Board fees in shares, net of withholdings. Any such shares are to be issued under the 2006 Stock Incentive Plan.

     Annual service is measured between the dates of the Company’s Annual General Meetings, held in September each year.

     The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2012 to continuing members of the Board of Directors who were not executive officers as of March 31, 2012. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meeting, held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above. The compensation paid to Guerrino De Luca and Gerald Quindlen, the members of the Board of Directors that are or were Logitech executive officers as of fiscal year-end or during fiscal year 2012, is presented in the Summary Compensation Table.

Non-Employee Director Summary Compensation for Fiscal Year 2012

	Fees Earned In	Stock Awards
Name	Cash ($)	($)	Total ($)
Daniel Borel	79,616	139,466	219,082
Matthew Bousquette	142,171	137,685	279,856
Erh-Hsun Chang	108,050	137,685	245,735
Kee-Lock Chua	128,522	137,685	266,207
Sally Davis	111,462	139,466	250,928
Neil Hunt	92,885	137,685	230,570
Richard Laube	90,989	139,466	230,455
Monika Ribar	125,110	139,466	264,576

     The following table presents additional information with respect to the equity awards held as of March 31, 2012 by members of the Board of Directors who were not executive officers as of fiscal year-end.

     In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted in fiscal years 2010 and 2011 fully vest on approximately the one-year anniversary date of the grant.

     Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($7.80 on March 31, 2012) and the option exercise price, and multiplying it by the number of outstanding options. Market value for RSUs is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

     Information regarding the option and stock awards held as of March 31, 2012 by Guerrino De Luca and Gerald Quindlen, the only members of the Board of Directors that are or were Logitech executive officers as of such date or during fiscal year 2012, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

     Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. dollar exercise price in the table below for such options is based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2012 of 1 to 1.10705.

Outstanding Equity Awards for Non-Employee Directors at Fiscal 2012 Year-End

		Option Awards					Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price / Share ($)		Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel Borel	09/08/11	-	-	-		-	13,700		106,860
	Total	-	-				13,700		106,860

Matthew Bousquette	06/16/05	60,000	-	15.41		-	-		-
	09/10/08	15,000	-	23.29		-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	75,000	-				13,700		106,860

Erh-Hsun Chang (3)	09/12/03	109,000	-	7.76		4,360	-		-
	07/12/04	120,000	-	11.44		-	-		-
	09/26/05	60,000	-	20.25		-	-		-
	06/16/06	30,000	-	19.43		-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	319,000	-				13,700		106,860

Kee-Lock Chua	06/26/03	40,000	-	15.82	(4)	-	-		-
	06/16/06	15,000	-	19.43		-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	55,000	-				13,700		106,860

Sally Davis	06/20/07	30,000	-	38.14	(5)	-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	30,000	-				13,700		106,860

Neil Hunt	09/09/10	-	-	-		-	9,933	(6)	77,477
	09/08/11	-	-	-		-	13,700		106,860
	Total	-	-				23,633		184,337

Richard Laube	09/10/08	30,000	-	28.98	(7)	-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	30,000	-				13,700		106,860

Monika Ribar	06/24/04	80,000	-	16.25	(8)	-	-		-
	06/20/07	15,000	-	38.14	(9)	-	-		-
	09/08/11	-	-	-		-	13,700		106,860
	Total	95,000	-				13,700		106,860
____________________

(1)	Unless otherwise indicated, the shares subject to these options vest and become exercisable at a rate of 33% per year over three years from the grant date, on each yearly anniversary of the grant date.

(2)	Unless otherwise indicated, the shares subject to these stock awards vest in full on August 31 (approximately one year) following the grant date.

(3)	Options granted to Mr. Chang before 2006 were in respect of his role as a Logitech executive officer at such time. Mr. Chang served as a Logitech executive officer until April 2006.

(4)	The exercise price of the option as granted (as split-adjusted) is 14.29 Swiss Francs per share.

(5)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

(6)	Represents a stock award of 14,900 shares which vests at a rate of 33% per year over 3 years from the grant date, on each yearly anniversary of the grant date.

(7)	The exercise price of the option as granted is 26.18 Swiss Francs per share.

(8)	The exercise price of the option as granted (as split-adjusted) is 14.68 Swiss Francs per share.

(9)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the shares that may be issued upon the exercise of options, RSUs, PSUs and other rights under our employee equity compensation plans as of March 31, 2012. These plans include the 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”) and 2006 Stock Incentive Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (which plan terminated in 2006). The table does not include the 1.8 million shares that may be issued pursuant to the 2012 Stock Inducement Equity Plan adopted in April 2012 in connection with the hiring of Mr. Darrell or the additional shares that may be issuable pursuant to the proposed amendment to add an additional 9 million shares to the 2006 Stock Incentive Plan that is the subject of Proposal 5 of this Invitation and Proxy Statement.

(c) Number of Securities
	(a) Number of Securities	(b) Weighted	Remaining Available for
	to be Issued Upon	Average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants and	Options, Warrants	(Excluding Securities
Plan Category	Rights (#)	and Rights (1)	Reflected in Column(a)) (#)
Equity Compensation Plans Approved by Security Holders	17,158,655 (2)	$19	8,857,537
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	17,158,655	$19	8,857,537
____________________

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)	Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.), 2006 Stock Incentive Plan, and 1996 Stock Plan (which plan terminated in 2006).

2006 Stock Incentive Plan

     The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors, of stock options, stock appreciation rights, restricted stock and restricted stock units. As of March 31, 2012, Logitech has granted stock options, RSUs and PSUs under the 2006 Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Plan expires on June 16, 2016. An aggregate of 17.5 million shares is reserved for issuance under the 2006 Plan. As of March 31, 2012, a total of 4,331,255 shares were available for issuance under this plan.

1996 Stock Plan

     Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Plan. No further awards will be granted under the 1996 Plan.

     Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

     Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. There are two offering periods, each consisting of a six-month period during which payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 21 million shares have been reserved for issuance under both the 1996 and 2006 ESPP plans. As of March 31, 2012, a total of 4,526,282 shares were available for issuance under these plans.

****************

APPENDIX A

LOGITECH INTERNATIONAL S.A.
2006 STOCK INCENTIVE PLAN

The following constitute the terms and conditions of the Logitech International S.A. 2006 Stock Incentive Plan, as amended and restated on September 5, 2012. These terms and conditions apply to all Awards granted under the Plan on or after September 5, 2012 as well as to all outstanding Awards granted under the Plan prior to September 5, 2012.

     1. Purposes of the Plan. The purposes of this Plan are:

  to attract and retain the best available personnel for positions of substantial responsibility,

  to provide additional incentive to Employees, Consultants and Directors, and to promote the success of the Company’s business.

     2. Definitions. As used herein, the following definitions shall apply:

          (a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

          (c) “Applicable Laws” means the requirements relating to the administration of stock plans under Swiss laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws governing the grant of Awards and the issuance of Shares pursuant to Awards in any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

          (d) “Award” means any award of an Option, a SAR, a Restricted Share or a Restricted Stock Unit under the Plan.

          (e) “Award Agreement” means an agreement between the Participant and the Company setting forth the terms and conditions of an Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

          (f) “Board” means the Board of Directors of the Company.

          (g) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

          (h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

          (i) “Company” means Logitech International S.A., a company incorporated under the laws of Switzerland, and any successor thereto.

          (j) “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

          (k) “Director” means a member of the Board.

          (l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code with respect to Incentive Stock Options. With respect to all other Awards, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days; a Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

          (m) “Employee” means any person, including officers and Directors, providing services to the Company or any Parent, Subsidiary or Affiliate as an employee. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

          (n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

          (o) “Fair Market Value” means, as of any given date, (a) if the Shares are publicly traded and the date in question is a market trading day, the value of a Share determined as the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on the SIX Swiss Exchange or the Nasdaq Global Select Market or on such other exchange or system on which the Shares are traded, as reported in such source as the Administrator deems reliable, or, if the date in question is not a market trading day, the closing price or bid, if applicable, as so reported for the last market trading day preceding the day in question, except that “Fair Market Value” may, if designated by the Administrator, also mean the average of the closing sales prices for the Shares as so quoted or reported over a period of not more than 30 days before and/or after the date in question; or (b) if the Shares are not publicly traded, the value of a Share determined by the Administrator acting in good faith. Such determination shall be conclusive and binding on all persons.

          (p) “Incentive Stock Option” shall mean an option described in Section 422 of the Code.

          (q) “Nonstatutory Stock Option” shall mean an option other than an option described in Section 422 of the Code.

          (r) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

          (s) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (t) “Participant” means an Employee, Consultant or Director who holds an outstanding Award.

          (u) “Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) brand recognition/acceptance, (ii) cash flow, (iii) cash flow return on investment, (iv) contribution to profitability, (v) cost control, (vi) cost positions, (vii) cost of capital, (viii) customer satisfaction, (ix) development of products, (x) earnings before interest, taxes and amortization, (xi) earnings per share, (xii) economic profit, (xiii) economic value added, (xiv) free cash flow, (xv) income or net income, (xvi) income before income taxes, (xvii) market segment share, (xviii) new product innovation, (xix) operating income or net operating income, (xx) operating margin or profit margin, (xxi) operating profit or net operating profit, (xxii) process excellence, (xxiii) product cost reduction, (xxiv) product mix, (xxv) product release schedules, (xxvi) product ship targets, (xxvii) quality, (xxviii) return on assets or net assets, (xxix) return on capital, (xxx) return on capital employed, (xxxi) return on equity, (xxxii) return on invested capital, (xxxiii) return on operating revenue, (xxxiv) return on sales, (xxxv) revenue, (xxxvi) sales, (xxxvii) share price performance, (xxxviii) strategic alliances, (xxxix) total shareholder return, and (xl) working capital.

          (v) “Plan” means this Logitech International S.A. 2006 Stock Incentive Plan, as amended from time to time.

          (w) “Restricted Share” means Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Shares.

          (x) “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Stock Units.

          (y) “SAR” means a right to receive, in cash or stock (as determined by the Committee and set out in the Award Agreement evidencing the SAR), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the agreement evidencing the SAR.

          (z) “Service” means service as a Service Provider. Service shall not terminate solely as a result of a Service Provider’s change in status from Director or Consultant to Employee or from Employee to Consultant or Director. Service shall not terminate in the case of transfers between locations of the Company or among the Company, any Parent, any Subsidiary, any Affiliate or any successor. The Administrator, in its sole discretion, shall determine all questions relating to termination of Service for purposes of an Award, including whether a particular leave of absence constitutes a termination of Service.

          (aa) “Service Provider” means a Director, Consultant or Employee.

          (bb) “Share” means a registered share of the Company, as adjusted in accordance with Section 15 of the Plan.

          (cc) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Shares Subject to the Plan.

          (a) Basic Limitation. Subject to adjustment as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan is twenty six million, five hundred thousand (26,500,000)1 Shares, all of which may be issued upon exercise of Incentive Stock Options. The Shares may be authorized but unissued, conditionally issued or acquired Shares.

          (b) Shares Returned to Reserve. Any Shares subject to an Award which for any reason expires or terminates unexercised or before settlement, is not earned in full or is forfeited, or is settled in cash shall again become available for issuance under the Plan. The following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 3(a) hereof and shall not be returned to the Plan: (i) Shares covered by an Award which are surrendered in payment of the Option exercise price or Award purchase price or in satisfaction of tax withholding obligations incident to the exercise, vesting or settlement of an Award; (ii) Shares that are not issued or delivered as a result of the net settlement of an outstanding SAR or Option; or (iii) Shares that are repurchased on the open market with the proceeds of the exercise of an Option. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not be counted against Shares available for grant pursuant to this Plan.

          (c) Dividend Equivalents. Any dividend equivalents credited under the Plan and paid in cash shall not be applied against the number of Shares that may be issued under the Plan.

____________________

(1)	This number reflects the initial reserve of 7,000,000 million shares, a 2 for 1 share / ADR split effective July 14, 2006, a 3,500,000 share increase authorized by the Board on June 23, 2009 and by shareholders on September 1, 2009, and a 9,000,000 share increase authorized by the Board on June 27, 2012 and by shareholders on September [_], 2012.

     4. Administration of the Plan.

          (a) Procedure.

               (i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act, the Plan shall be administered by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

               (iv) Other Administration. Other than as provided above or in Section 4(c) below, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

          (b) Powers of the Administrator. Subject to the express provisions and limitations set forth in this Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

               (i) to determine the Fair Market Value of the Shares, in accordance with Section 2(l) of the Plan;

               (ii) to select the Employees, Consultants and Directors to whom Awards may be granted hereunder, to determine the timing of any such Awards, and to grant Awards;

               (iii) to determine whether and to what extent Options, SARs, Restricted Shares or Restricted Stock Units, or any combination thereof, are granted hereunder;

               (iv) to determine the number of Shares to be covered by each Award granted hereunder;

               (v) to approve and amend forms of Award Agreements or other documents evidencing Awards made under the Plan (which need not be identical);

               (vi) to grant Awards under this Plan and determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

               (viii) to establish, adopt, rescind or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 4(d)) as it may deem necessary or advisable to administer the Plan;

               (ix) to modify or amend any Award (subject to Section 20(c) of the Plan), including the discretionary authority to accelerate the exercisability or vesting of all or part of any Award or to extend the post-termination exercisability period of Options;

               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

               (xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

               (xii) to make all other determinations and decisions deemed necessary or advisable for administering the Plan.

          (c) Delegation of Authority. To the extent permitted by Applicable Laws and the Company’s corporate governing documents, the Board or the Committee may from time to time delegate to one or more officers of the Company the authority to grant Awards to Employees and Consultants who are not Directors and are not considered executive officers of the Company under Section 16 of the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or the Committee as applicable may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 4(c) shall serve in such capacity at the satisfaction and discretion of the Board or the Committee.

          (d) Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Service Providers work or reside, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Service Providers outside the United States shall be eligible to participate in the Plan; (ii) modify the terms and conditions of any Award granted to Service Providers outside the United States; (iii) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Affiliates or Participants in particular locations; provided, however, that no such sub-plans and/or modifications shall take precedence over Section 3 of the Plan or otherwise require shareholder approval; and (iv) take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of Service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Laws.

          (e) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

     5. Eligibility. Only Employees of the Company, a Parent or Subsidiary shall be eligible to be granted Incentive Stock Options. Subject to Section 4(d) of the Plan, Employees, Consultants (to the extent permitted by the Company’s corporate governing documents) and Directors shall be eligible to be granted Nonstatutory Stock Options, SARs, Restricted Shares or Restricted Stock Units. If otherwise eligible, an Employee, Consultant or Director who has been granted an Award may be granted additional Awards at the sole discretion of the Administrator.

     6. Limitations.

          (a) No Right to Continued Employment, Future Grants. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or a Subsidiary thereof, nor shall they interfere in any way with the Participant’s right or the Company’s or any Subsidiary’s right to terminate such employment at any time, with or without cause. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards.

          (b) Annual Employee Grant Limits. The following limitations shall apply to grants of Awards to Employees:

               (i) No Employee shall be granted, in any fiscal year of the Company, Options or SARs covering more than six million (6,000,000) Shares in the aggregate.

               (ii) No Employee shall be granted, in any fiscal year of the Company, Restricted Shares or Restricted Stock Units covering more than four million (4,000,000) Shares in the aggregate.

               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

     7. Effective Date. The Plan was adopted by the Board of Directors on June 15, 2006 and became effective on June 16, 2006, upon approval of the Plan by the shareholders of the Company. The Plan shall continue in effect until no Shares remain available for issuance under the Plan or until terminated under Section 20 of the Plan, if earlier.

     8. Options

          (a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Stock Option Agreement”). Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

          (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 15.

          (c) Option Exercise Price. The per Share exercise price for which one Share may be purchased upon exercise of an Option shall be determined by the Administrator and set out in the Stock Option Agreement; provided that the per Share exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

          (d) Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

          (e) Buyout Provisions. Subject to Section 20(b), the Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

          (f) Option Exercise Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (i) cash, (ii) cash equivalents, (iii) full-recourse promissory note, (iv) other Shares that have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (vi) the amount attributable to the fair market value of Shares withheld under a “net exercise” arrangement, (vii) any combination of the foregoing methods of payment; or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws. If the Company is subject to Section 13(k) of the Exchange Act, and if the Participant is a Director or executive officer of the Company, he or she may pay the exercise price with a promissory note only to the extent permitted by Section 13(k).

          (g) No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options until such Shares have been issued.

          (h) Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the Option after his or her death) may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. Notwithstanding the foregoing, other than where a Participant’s Service is terminated for cause (as determined by the Administrator), if the exercise of an Option within the applicable time periods set forth above or in the Stock Option Agreement, as applicable, is prevented as a result of the provisions set forth in Section 21(a) regarding legal compliance with respect to the issuance of Shares, the Option shall remain exercisable until thirty (30) days after the date the Participant is no longer prevented from exercising the Option. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     9. Restricted Shares.

          (a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Agreement”). Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

          (b) Payment for Awards. Restricted Shares may be granted, sold or awarded under the Plan for such purchase price, if any, or consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Company is subject to Section 13(k) of the Exchange Act, and if the Participant is a Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by Section 13(k). Subject to Section 20(b), within the limitations of the Plan, the Committee may accept the cancellation of outstanding Options in return for the grant of Restricted Shares.

          (c) Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Share Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Share Awards subject to continued employment, passage of time and / or performance goals as deemed appropriate by the Administrator; provided, however, that performance goals applicable to Restricted Share Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code shall be based on Performance Criteria. The Administrator shall determine the level of achievement against any performance goals, without regard to whether they are based on Performance Criteria, and such determination shall be final and binding. For a Restricted Share Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, the Administrator shall identify in writing the target for the performance goals that are based on Performance Criteria at the time the Restricted Share Award is granted, and no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable performance period or (ii) the date on which twenty-five percent (25%) of the performance period has elapsed, and, in any event, at a time when the outcome of the Performance Criteria remains substantially uncertain. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events to the extent that any such accelerated vesting event does not cause a Restricted Share Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) to fail to so qualify.

          (d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

          (e) Termination of Employment. The Restricted Stock Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

     10. Stock Appreciation Rights.

          (a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “SAR Agreement”). Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

          (b) Number of Shares and Exercise Price. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 15. Each SAR Agreement shall specify the exercise price; provided that the exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

          (c) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of a SAR shall in no event exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an Incentive Stock Option only at the time of grant but may be included in a Nonstatutory Stock Option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

          (d) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company consideration in the form of (a) Shares, (b) cash or (c) a combination of Shares and cash, as set out in the SAR Agreement or as the Administrator shall determine. Each SAR Agreement shall specify the amount and/or Fair Market Value of the consideration that the Participant will receive upon exercising the SAR; provided that the aggregate consideration shall not exceed the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SAR exceeds the exercise price of the SAR. A SAR Agreement may provide for the automatic exercise of a SAR on (i) the date when the SAR expires if the exercise price of the SAR is less than the Fair Market Value of the Shares subject to the SAR on such date but any portion of the SAR has not yet been exercised, or (ii) an earlier date.

          (e) No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by SARs until such Shares, if any, have been issued.

          (f) Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the SAR after his or her death) may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire SAR, the Shares covered by the unexercisable portion of the SAR shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

     11. Restricted Stock Units.

          (a) Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Unit Agreement”). Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

          (b) Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Participant.

          (c) Vesting Conditions. The grant, issuance, retention and/or vesting of Shares under Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock Unit Awards subject to continued employment, passage of time and/or performance goals as deemed appropriate by the Administrator; provided, however, that performance goals applicable to Restricted Stock Unit Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code shall be based on Performance Criteria. The Administrator shall determine the level of achievement against any performance goals, without regard to whether they are based on Performance Criteria and such determination shall be final and binding. For a Restricted Stock Unit Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, the Administrator shall identify in writing the target for the performance goals that are based on Performance Criteria at the time the Restricted Stock Unit Award is granted, and no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable performance period or (ii) the date on which twenty-five percent (25%) of the performance period has elapsed, and, in any event, at a time when the outcome of the Performance Criteria remains substantially uncertain. A Restricted Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events to the extent that any such accelerated vesting event does not cause a Restricted Stock Unit Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) to fail to so qualify.

          (d) Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

          (e) Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as set out in the Restricted Stock Unit Agreement or as the Administrator shall determine. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 15.

          (f) Death of Recipient. Any Award of Restricted Stock Units that becomes payable after the Participant’s death shall be distributed to the Participant’s estate or, to the extent the Participant is permitted by the Administrator (in its sole discretion) to designate a beneficiary and has done so, to the Participant’s designated beneficiary or beneficiaries, provided, however, that the Administrator shall retain the discretion to determine whether any beneficiary designation shall be given effect in the case of any question of the validity and/or enforceability of such designation.

          (g) Termination of Employment. The Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

          (h) Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

     12. Evaluation of Performance Criteria. The Administrator may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year. Notwithstanding satisfaction or completion of any Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Shares, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

     13. Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that a Participant, other than an independent Director, has committed an act of misconduct as described in this Section 13, the Administrator may suspend the Participant’s right to exercise any Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, neither the Participant nor his or her estate shall be entitled to exercise unexercised Options or SARs or continue vesting in Restricted Shares or Restricted Stock Units, and any unexercised Options and SARs, unvested Restricted Shares and unvested and/or vested but not yet settled Restricted Stock Units shall be forfeited. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is a Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

     14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, by beneficiary designation or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

     15. Adjustments Upon Changes in Capitalization.

          (a) Changes in Capitalization. In the event of a declaration of a stock dividend, stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan, including the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options, the limitations set forth in Section 6(b), or the number of Shares subject to any Awards previously granted, and/or the exercise or settlement prices of such Awards, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under an Award.

          (b) No Rights. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference securities ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided in this Plan (i) the issuance by the Company of shares or any class of securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards previously granted or the purchase price per Share.

          (c) No Fractional Shares. No right to purchase fractional Shares shall result from any adjustment in Options or SARs pursuant to this Section 15. In case of any such adjustment, the Shares subject to the Option or SAR shall be rounded down to the nearest whole share.

          (d) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Option or SAR until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide that any forfeiture condition applicable to any Shares issued under the Plan shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or SAR will terminate immediately prior to the consummation of such proposed action.

     16. Merger, Reorganization or Asset Sale.

     In the event the Company is a party to a merger, consolidation or reorganization, or the sale of substantially all of the assets of the Company, then each outstanding Award shall be subject to the agreement of merger, consolidation or reorganization or sale. Such agreement shall provide for one or more of the following:

          (a) The continuation of outstanding Awards by the Company (if the Company is the surviving corporation).

          (b) The assumption of outstanding Awards by the surviving corporation or its parent.

          (c) The substitution by the surviving corporation or its parent of new awards for outstanding Awards.

          (d) Full exercisability of outstanding Options and SARs and full vesting of the Shares subject to them, followed by the cancellation of such Options and SARs. The full exercisability of outstanding Options and SARs and full vesting of such Shares, and any exercise of outstanding Options and SARs, may be contingent on the closing of the merger, reorganization, consolidation or asset sale.

          (e) The cancellation of outstanding Options and SARs and a payment to the holding Participants equal to the excess of (i) the per Share amount that shareholders are entitled to receive or realize in connection with the applicable transaction with respect to the number of Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Shares are then vested) as of the closing date of such merger, reorganization, consolidation or asset sale, over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Options and SARs would have become exercisable or such Shares would have vested. If the Exercise Price of the Shares subject to such Options and SARs exceeds the Fair Market Value of such Shares, then such Options and SARs may be cancelled without making a payment to the Participants. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

          (f) The cancellation of outstanding Restricted Stock Units and a payment to the Participants equal to the Fair Market Value of the Shares subject to such Restricted Stock Units (whether or not such Restricted Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Restricted Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

     17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

     18. Tax Withholding. The Company or any Subsidiary or Affiliate shall have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a Subsidiary or Affiliate, an amount sufficient to satisfy federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Participant and required by Applicable Laws to be withheld. The Administrator may, in its discretion and in satisfaction of the foregoing requirement, allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the tender of Shares previously acquired by the Participant) having a fair market value equal to the amount required to be withheld. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until any withholding obligations on the part of the Company, a Subsidiary or an Affiliate are satisfied.

     19. Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of securities or cash to be awarded under the Plan.

     20. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, including the requirements of any exchange or quotation system on which the Shares are listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws. Notwithstanding any provision in this Plan to the contrary, absent approval of the shareholders of the Company,

               (i) No Option or SAR may be amended to reduce the exercise price of such Option or SAR below the Fair Market Value of the Shares as of the date the Option or SAR was granted, and

               (ii) Except as permitted by Section 15, and at any time when the then-current fair market value of a Share is less than the Fair Market Value of a Share on the date that an outstanding Option or SAR was granted, such outstanding Option or SAR may not be cancelled or surrendered in exchange for (A) cash, (B) an Option or SAR having an exercise price that is less than the Fair Market Value of a Share on the date that the original Option or SAR was granted, or (C) any other Award.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under an existing Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

     21. Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the issuance of Shares under the Plan, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     22. Liability of Company.

          (a) Inability to Obtain Authority; Tax Consequences. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award granted under this Plan.

          (b) Grants Exceeding Allotted Shares. If the number of Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan.

     23. Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an Award as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

     24. Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Plan effective date. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the Plan effective date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Award granted or Shares issued or amount paid under the Plan, and neither the Company nor any of its Subsidiaries or Affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest due on Awards granted under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

This Response Coupon is solicited on behalf of the Board of Directors of Logitech International S.A. The Board recommends a vote "For" each of Proposals 1-10	Response Coupon 24th Annual General Meeting of LOGITECH INTERNATIONAL S.A. Wednesday, September 5, 2012 – 2:30 pm (registration starts at 1.30 pm) Palais de Beaulieu - Lausanne, Switzerland

Number of shares held: ☒ To indicate your choice	EN
M48492-TBD

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name(s).
☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person
Name and address of proxy:
☐	Option 3: To represent me/us with substitution right, I/we hereby authorize and appoint as my/our proxy:

☐	Logitech International S.A.	If you appoint Logitech International S.A. your voting rights will be exercised in favor of the proposals of the Board of Directors, including on proposals that have not been submitted before the Annual General Meeting. If you provide voting instructions below that differ from the Board's proposals your proxy will be assigned to the Independent Representative to represent you. If you appoint the Independent Representative, please provide your voting instructions by marking the applicable instruction boxes below. If you do not provide specific voting instructions, your voting rights will be exercised in favor of the proposals of the Board of Directors.
☐	The Independent Representative (Ms. Beatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035 CH-1002 Lausanne)

Proposals 1 to 10		FOR	AGAINST	ABST.			FOR	AGAINST	ABST.

1	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2012	☐	☐	☐	6	Authorization to exceed 10% holding of own share capital	☐	☐	☐

2	Advisory vote on executive compensation	☐	☐	☐	7	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2012	☐	☐	☐

3	Appropriation of retained earnings and distribution of capital contribution reserves				8	Decrease of the term of office for members of the Board of Directors	☐	☐	☐

3.1	Appropriation of retained earnings	☐	☐	☐	9	Elections to the Board of Directors

3.2	Distribution of capital contribution reserves	☐	☐	☐	9.1	Re-election of Mr. Erh-Hsun Chang	☐	☐	☐

4	Reduction of share capital by cancellation of repurchased shares	☐	☐	☐	9.2	Re-election of Mr. Kee-Lock Chua	☐	☐	☐

5	Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan	☐	☐	☐	9.3	Election of Mr. Didier Hirsch	☐	☐	☐

					10	Re-election of PricewaterhouseCoopers S.A. as Logitech’s auditors and ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2013	☐	☐	☐

If voting takes place on proposals that have not been submitted before the Annual General Meeting, the Independent Representative will vote in favor of the recommendations of the Board of Directors, unless you mark the box "Abstain". If you mark the box "Abstain", the Independent Representative will abstain from voting on any such proposals.	☐

Date:	Signature:

Please complete and return this form by August 24, 2012 in the appropriate enclosed postage paid return envelope to:
- Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse, CH-6343 Rotkreuz, or
- Ms. Beatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035 CH-1002 Lausanne

M48493-TBD

LOGITECH INTERNATIONAL S.A.

Address Changes/Comments: